Exhibit 2.1

Execution Version

STOCK PURCHASE AGREEMENT

dated as of

September 22, 2009

among

SANDRIDGE ENERGY, INC.,

SANDRIDGE EXPLORATION AND PRODUCTION, LLC,

CRUSADER ENERGY GROUP INC.,

CRUSADER ENERGY GROUP, LLC,

HAWK ENERGY FUND I, LLC,

KNIGHT ENERGY GROUP, LLC,

KNIGHT ENERGY GROUP II, LLC,

KNIGHT ENERGY MANAGEMENT, LLC

RCH UPLAND ACQUISITION, LLC

and

CRUSADER MANAGEMENT CORPORATION

i

	ARTICLE XI PURCHASE PRICE DEPOSIT

Section 11.01	Escrow Deposit	74
Section 11.02	Distribution of Escrow Funds	74
Section 11.03	Disbursement Directions	74
Section 11.04	Joint and Several Indemnity to be Shared Equally	75

Exhibit A	Plan of Reorganization
Exhibit B	Form of Closing Loan Agreement
Exhibit C	Form of Warrant Agreement
Exhibit D	Form of Bid Protection Order
Exhibit E	Form of Escrow Agreement
Exhibit F	Summary of Terms of Proposed Noncompetition and Cooperation Agreement

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (this “Agreement”) dated as of September 22, 2009 among SandRidge Energy, Inc., a Delaware corporation (“SandRidge”); SandRidge Exploration and Production, LLC, a Delaware limited liability company (“Buyer” and, together with SandRidge, the “SandRidge Parties”); Crusader Energy Group Inc., a Nevada corporation (“Crusader”); and each of Crusader Energy Group, LLC, an Oklahoma limited liability company, Hawk Energy Fund I, LLC, an Oklahoma limited liability company, Knight Energy Group, LLC, a Delaware limited liability company, Knight Energy Group II, LLC, a Delaware limited liability company, Knight Energy Management, LLC, a Delaware limited liability company, RCH Upland Acquisition, LLC, a Delaware limited liability company, and Crusader Management Corporation, an Oklahoma corporation (each, a “Crusader Subsidiary” and, collectively, the “Crusader Subsidiaries” and, together with Crusader, the “Debtors”). Buyer, SandRidge and the Debtors are sometimes referred to collectively herein as the “Parties” and individually as a “Party.”

W I T N E S S E T H :

WHEREAS, on March 30, 2009 (the “Petition Date”), the Debtors filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code (as defined below) in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division, and these cases are being jointly administered for procedural purposes only under Case No. 09-31797 (collectively, the “Bankruptcy Cases”);

WHEREAS, the Debtors have continued in the possession of their assets and in the management of their businesses pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code;

WHEREAS, on or about the date hereof, the Debtors are filing with the Bankruptcy Court (i) a plan of reorganization for the Debtors in the form attached hereto as Exhibit A (as the same may be amended, modified or supplemented from time to time in accordance with the provisions hereof and thereof, the “Plan”) and (ii) a motion seeking approval of the Bid Protection Order (as defined below);

WHEREAS, Crusader desires to cause the Reorganized Crusader (as defined below) to issue and sell to Buyer, and Buyer desires to purchase from the Reorganized Crusader, shares of common stock, par value $0.01 per share, of the Reorganized Crusader (the “New Crusader Shares”) in accordance with the terms and subject to the conditions set forth herein, which New Crusader Shares shall constitute, immediately following the Closing (as defined below), all of the issued and outstanding capital stock and other equity interests of the Reorganized Crusader; and

WHEREAS, simultaneously with the execution hereof, Crusader, the SandRidge Parties, the Consenting Second Lien Holders, the Consenting First Lien Holders and the Committee are entering into a plan support agreement (the “Plan Support Agreement”).

NOW, THEREFORE, in consideration of the mutual promises, representations and warranties made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions.

(a) The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person. For such purposes, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Alternative Transaction” means, other than the Transactions, the Plan or any transactions effected in the Ordinary Course of Business, any (i) sale, transfer or other disposition, directly or indirectly, of any assets of any Debtor (except any such sale, transfer or other disposition (A) to the extent permitted by Section 5.01(b)(vi), or (B) with respect to any Trust Assets), (ii) issuance, sale, transfer or other disposition, in each case by any Debtor, of any class of equity securities, ownership interests or voting securities of any Debtor (except for any such issuance by Crusader upon the exercise of stock options or the vesting of restricted shares, in either case outstanding as of the date of this Agreement), (iii) merger, consolidation, recapitalization, business combination or other similar transaction involving any Debtor or (iv) Chapter 11 plan of reorganization or other restructuring or reorganization for, or liquidation of, any Debtor; provided that solely for purposes of clause (iii) of Section 9.03(a), the term Alternative Transaction shall not include (x) any sale, transfer or other disposition, directly or indirectly, of any assets between or among any Debtors, (y) any issuance, sale, transfer or other disposition by any Crusader Subsidiary to any Debtor of any class of equity securities, ownership interests or voting securities of any Debtor or (z) any merger, consolidation, recapitalization, business combination or other similar transaction solely between or among any Debtors (except as described in clause (iv) above).

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, ordinance, code, rule, regulation, order, injunction or judgment adopted or promulgated by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Auction” has the meaning set forth in the Bid Procedures.

“Bankruptcy Code” means title 11 of the United States Code, as amended.

“Bankruptcy Court” means the United States Bankruptcy Court for the Northern District of Texas or any other court having jurisdiction over the Bankruptcy Cases from time to time.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, the Official Bankruptcy Forms, the Federal Rules of Civil Procedure, and the Local Rules of the United States District Court for the Northern District of Texas, each as now in effect or as hereafter amended, to the extent applicable to the Bankruptcy Cases or proceedings therein, as the case may be.

“Bid Deadline” has the meaning set forth in the Bid Procedures.

“Bid Procedures” means the Bid Procedures, substantially in the form attached as Exhibit A to the Bid Protection Order, with such changes, if any, as shall be reasonably acceptable in form and substance to SandRidge and Crusader.

“Bid Protection Order” means an order of the Bankruptcy Court, substantially in the form attached hereto as Exhibit D, with such changes, if any, as shall be reasonably acceptable in form and substance to SandRidge and Crusader.

“Board of Directors” means the board of directors of Crusader or any committee of the board of directors of Crusader acting pursuant to authority of such committee granted by such board of directors.

“Business Day” means any day, excluding Saturdays, Sundays or “legal holidays” (as referenced in Bankruptcy Rule 9006(a)), on which commercial banks are open for business in Dallas, Texas.

“Cash Deposits” means the total amount of any cash and negotiable instruments of Debtors that constitute deposits securing any performance bonds, surety bonds, letters of credit, guarantees, security deposits or similar assurances outstanding as of the Closing Date.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any rules or regulations promulgated thereunder.

“Claim” means a claim against any of the Debtors as defined in Bankruptcy Code § 101(5).

“Closing Accounts Receivable” means all accounts receivable of the Debtors, determined in accordance with GAAP, as of 11:59 p.m. on the date immediately prior to the Closing Date; provided, however, if SandRidge makes the election pursuant to Section 2.08(a)(ii), all accounts receivable that relate to the Subject Property (as defined below) shall not be included in Closing Accounts Receivable.

“Closing Cash Balance” means all cash and cash equivalents of the Debtors, determined in accordance with GAAP, as of 11:59 p.m. on the date immediately prior to the Closing Date, excluding all Prepaid JOA Funds, all Suspense Funds, all Withholding Taxes and all Cash Deposits.

“Closing Date” means the date of the Closing.

“Closing Loan Agreement” means the note to be issued by the Liquidating Trust to Buyer on the Closing Date, containing the terms and conditions for the Closing Loan that may be made by Buyer to the Liquidating Trust in accordance with Section 2.02(c), which Note shall be in substantially the form of Exhibit B, with such changes, if any, as shall be reasonably acceptable in form and substance to Buyer and Crusader.

“Committee” means the Official Committee of Unsecured Creditors appointed in one or more of the Bankruptcy Cases pursuant to Bankruptcy Code § 1102(a).

“Confirmation” has the meaning set forth in the Plan.

“Confirmation Hearing” means the hearing or hearings before the Bankruptcy Court at which the Bankruptcy Court will consider the Confirmation of the Plan pursuant to Bankruptcy Code § 1129, as such hearings may be adjourned or continued from time to time.

“Confirmation Order” means an order of the Bankruptcy Court confirming the Plan, which order must be reasonably acceptable in form and substance to SandRidge and Crusader.

“Consenting First Lien Holders” means the First Lien Holders party to the Plan Support Agreement.

“Consenting Second Lien Holders” means the Second Lien Holders party to the Plan Support Agreement.

“Contract” means any contract, agreement, lease, license, indenture, note, bond, sale and purchase order, instrument or other commitment, whether oral or written (including any amendments or modifications thereto).

“Crusader Final Order” means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the subject matter, (i) which has not been reversed, stayed, modified, amended, enjoined, set aside, annulled or suspended, (ii) with respect to which no request for a stay, motion or application for reconsideration or rehearing, notice of appeal or petition for certiorari is filed within the deadline provided by applicable statute or regulation or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought and (iii) as to which the deadlines for filing such request, motion, petition, application, appeal or notice referred to in clause (ii) above have expired.

“Crusader Material Adverse Effect” means a material adverse effect on (i) the ability of the Debtors (or the Reorganized Debtors after the Closing) to produce Hydrocarbons from the Oil and Gas Interests, taken as a whole, in the Ordinary Course of Business, (ii) the Debtors’ (or Reorganized Debtors’, after Closing) entitlement to receive revenues (net to the Debtors’ (or the Reorganized Debtors’) interest) from Hydrocarbons produced from the Oil and Gas Interests, as applicable or (iii) the ability of the Debtors to perform their respective obligations under the Transaction Documents or consummate the Transactions; provided that any such material adverse effect that results primarily from any of the following matters shall not be taken into account in determining whether a material adverse effect has occurred under clause (i) or clause (ii) of this definition: (A) changes in financial or securities markets generally, (B) changes in general economic conditions in the United States, (C) changes in the market price of oil and natural gas, (D) matters disclosed on, and facts and circumstances that gave rise to the matters disclosed on, Schedule 3.11 and (E) actions taken or omissions made after the date of this Agreement with the express written consent of SandRidge.

“Crusader’s Knowledge” means the actual knowledge of any of the following individuals: David D. Le Norman, Charles Paulson, Charles Mullens and Roy Fletcher.

“Crusader Tax” means any Tax relating to or arising during a Crusader Tax Period or the portion of a Straddle Tax Period ending on the day before the Allocation Date.

“Crusader Tax Period” means any Tax period ending before the Allocation Date.

“Cure Costs” means, with respect to any Desired 365 Contract, any and all amounts necessary to cure all defaults, if any, and to pay all losses that have resulted from defaults under such Desired 365 Contract.

“Disclosure Schedule” means the letter dated the date hereof, executed by the Debtors and delivered to the SandRidge Parties on the date hereof in connection with the execution and delivery of this Agreement, which letter is identified therein as the Disclosure Schedule for purposes of this Agreement.

“Disclosure Statement” means a disclosure statement, as the same may be amended, modified or supplemented from time to time in accordance with the provisions hereof, for the Plan intended to meet the requirements of § 1125(b) of the Bankruptcy Code, which disclosure statement (as so amended, modified or supplemented) must be reasonably acceptable in form and substance to SandRidge and Crusader.

“Disclosure Statement Order” means an order of the Bankruptcy Court approving the Disclosure Statement, which order must be reasonably acceptable in form and substance to SandRidge and Crusader.

“Environmental Laws” means any Applicable Law or any agreement with any Governmental Authority relating to human health and safety, the environment or to pollutants, contaminants, wastes, chemicals, or toxic or other hazardous substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Escrow Agreement” means the Escrow Agreement dated as of the date hereof among Crusader, SandRidge and the Escrow Agent, in the form attached hereto as Exhibit E.

“First Lien Agent” has the meaning set forth in the Plan.

“First Lien Holders” has the meaning set forth in the Plan.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local, governmental unit, authority, department, court, agency or official, including any political subdivision thereof, or any tribal authority.

“Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other Hydrocarbons, and any substance, waste or material regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hydrocarbons” means crude oil, natural gas, condensate, casinghead gas, drip gasoline, natural gasoline, petroleum, natural gas liquids, products, liquids and other hydrocarbons and other minerals and materials of every kind and description.

“Intellectual Property Rights” means (i) inventions, reduced to practice or made the subject of one or more pending patent applications, (ii) patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for throughout the world, all improvements to the inventions disclosed in each such registration, patent or patent application, (iii) trademarks, service marks, trade dress, logos, domain names, trade names and corporate names (whether or not registered) in all nations throughout the world and all goodwill associated therewith, (iv) copyrights (whether or not registered) and registrations and applications for registration thereof in all nations throughout the world, (v) proprietary computer software, (including source code, object code, firmware, operating systems and specifications), (vi) trade secrets and know-how (including manufacturing and production processes and techniques and research and development information), (vii) databases and data collections, in each case solely to the extent related to seismic and geological data, (viii) copies and tangible embodiments of any of the foregoing, in whatever form, format or medium, (ix) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, (x) all rights in all of the foregoing provided by treaties, conventions and common law and (xi) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“Knowledge” means: (i) in the case of any Person that is not an individual, the actual knowledge of such Person’s executive officers and (ii) in the case of any individual, the actual knowledge of such Person.

“Licensed Intellectual Property Rights” means all Intellectual Property Rights owned by a Third Party and licensed or sublicensed to any Debtor and used in the business of the Debtors.

“Lien” means, with respect to any property or asset, any mortgage, lien, interest pledge, charge, security interest, or encumbrance, mechanics’ lien, materialman’s lien, statutory lien or right, and other consensual or non-consensual lien, whenever granted and including, without limitation, those charges or interests in property within the meaning of “lien” under Bankruptcy Code § 101(37).

“Liquidating Trust” means the Liquidating Trust as defined in the Plan.

“Liquidating Trust Agreement” means the Liquidating Trust Agreement, substantially in the form attached as Exhibit 1 to the Plan, with such changes, if any, as shall be reasonably acceptable in form and substance to SandRidge and Crusader.

“Liquidating Trustee” means the Liquidating Trustee as defined in the Plan.

“Litigation Damages” means any and all damages, losses, liabilities and expenses (including reasonable expenses of investigation, reasonable attorneys’ fees and expenses and any incidental, indirect or consequential damages, losses, liabilities or expenses and any lost profits or diminution in value), and any Liens in respect thereof, incurred or suffered at any time by SandRidge or any of its Subsidiaries (including the Reorganized Debtors) in connection with any Litigation Matter.

“Litigation Matter” means any request for a stay, motion or application for reconsideration or rehearing, notice of appeal or petition for certiorari filed with respect to the Bid Protection Order, the Disclosure Statement Order or the Confirmation Order.

“Nevada Law” means the Nevada Revised Statutes.

“Newco” means the Delaware limited liability company to be formed by the Liquidating Trust to hold certain oil and gas properties.

“Non-Income Tax” means any Tax other than U.S. federal income tax and income tax imposed by any state or subdivision of the U.S., but including any property tax, franchise tax (including the Texas Margin Tax), severance tax, production tax or sales and use tax.

“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations as promulgated thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Oil and Gas Interests” means (a) direct and indirect interests in and rights with respect to oil, gas, mineral and related properties and assets of any kind or nature, direct or indirect, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests; (b) all interests in rights with respect to Hydrocarbons and other minerals or revenues therefrom, all Contracts in connection therewith and claims and rights thereto (including all Oil and Gas Agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions; (c) all easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and (d) all interests in equipment and machinery (including Wells, Well equipment and machinery), oil and gas production, gathering, transmission, treating, processing, and storage facilities (including tanks, tank batteries, pipelines, and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries, and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing, in each case in which any Debtor has an ownership interest.

“Oil and Gas Lease” means any Contract pursuant to which Debtors lease, have rights of ingress, egress, easement or passage, or otherwise have rights in or access to surface or subsurface real property and/or the Hydrocarbons or other minerals located thereon or thereunder for the purpose or use of exploration, drilling, production, gathering or transportation of Hydrocarbons.

“Ordinary Course of Business” means the ordinary course of business of the Debtors, consistent in all material respects with past custom and practice of the Debtors from June 26, 2008 until the Petition Date. Without limiting the effect of the foregoing, the term “Ordinary Course of Business” as used herein shall be no broader than the term “ordinary course of business” as used in Section 363 of the Bankruptcy Code.

“Organizational Documents” means, with respect to any Person, the certificate or articles of incorporation, bylaws, certificate of formation or organization, partnership agreement, operating agreement, limited liability company agreement or any other similar organizational documents of such Person.

“Owned Intellectual Property Rights” means all Intellectual Property Rights owned by any Debtor and used in the business of the Debtors.

“Permits” means all material governmental (whether federal, state or local) permits, licenses, franchises, certificates, approvals or other similar authorizations.

“Permitted Liens” means:

(a)	in the case of any Debtor,

(i) easements, restrictive covenants, servitudes, permits, surface leases and other rights with respect to surface operations, and rights-of-way on, over or in respect of any of the Oil and Gas Interests that, singularly or in the aggregate, do not materially interfere with the ownership or operation of the affected Oil and Gas Interests for the production of Hydrocarbons and which are of a nature that would be reasonably acceptable to a prudent owner or operator of oil and gas properties;

(ii) all rights reserved to or vested in any Governmental Authority to control or regulate the Oil and Gas Interests and all obligations and duties under all Applicable Laws or under any Permit issued by any Governmental Authority;

(iii) the terms, conditions, restrictions, exceptions, reservations, limitations and other matters contained in the leases, Contracts, instruments and documents which create or reserve to Debtors their interests in any of the Oil and Gas Interests disclosed on Schedule 3.10(a) that, singularly or in the aggregate, do not materially interfere with the operation of such Oil and Gas Interests for the production of Hydrocarbons and which are of a nature that would be reasonably acceptable to a prudent owner or operator of oil and gas properties;

(iv) Liens for Taxes or other governmental fees not yet due and payable or being contested in good faith;

(v) mechanic’s, materialmen’s, carrier’s, supplier’s, vendor’s, repairer’s or other similar statutory Liens arising in the ordinary course of business securing amounts that are not delinquent or are being contested in good faith;

(vi) utility easements, restrictive covenants, zoning, entitlement, building, subdivision, environmental and other similar restrictions that, singularly or in the aggregate, do not materially interfere with the operation of the Oil and Gas Interests for the production of Hydrocarbons and which are of a nature that would be reasonably acceptable to a prudent owner or operator of oil and gas properties;

(vii) Liens created by any SandRidge Party or any of their respective successors or assigns;

(viii) inchoate liens or security interests created pursuant to V.T.C.A., Bus. & C., Section 9.343 and similar statutory provisions in jurisdictions other than Texas where the Oil and Gas Interests are located;

(ix) all lessors’ royalties, overriding royalties, net profits interests, carried interests, and reversionary interests, and all other Liens, rights to take in kind and any other burden or right, provided for in any Oil and Gas Lease or in any other Contract or instrument disclosed on Schedule 3.09(a);

(x) any liens, rights to take in kind and any other burden contained in or created pursuant to any Oil and Gas Lease or in any other Contract or instrument disclosed on Schedule 3.10(a);

(xi) any Liens disclosed in item 14 on Schedule 3.11;

(xii) Liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation; and

(xiii) any other Liens that do not, individually or in the aggregate, materially interfere with the ownership or operation of the Oil and Gas Interests subject thereto or affected thereby for the production of Hydrocarbons (as currently operated) and that would be acceptable by a prudent owner or operator of oil and gas properties.

Notwithstanding the foregoing or anything to the contrary in Section 10.14 or in the Disclosure Schedules or introduction thereto, Permitted Liens shall not include any matters referenced in the Disclosure Schedules except to the extent expressly set forth in a Disclosure Schedule (or portion thereof) specified in this definition.

(b)	in the case of any SandRidge Party,

(i) Liens disclosed on the SandRidge Balance Sheet or in the footnotes thereto;

(ii) Liens for taxes or other governmental fees not yet due and payable or being contested in good faith (and for which adequate accruals or reserves have been established on the SandRidge Balance Sheet);

(iii) mechanic’s, materialman’s, carrier’s, supplier’s, vendor’s, repairer’s or similar statutory Liens arising in the ordinary course of business securing amounts that are not delinquent or are being contested in good faith;

(iv) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over the owned or leased real property of the SandRidge Parties, which regulations are not violated by the current use and operation of such property;

(v) any right of way or easement related to public roads and highways; and

(vi) Liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation

“Permitted Post-Closing Liens” means, in the case of any Debtor, (a) any Liens described in the definition of Permitted Liens, including any Liens securing the Debtors’ obligations under Desired 365 Contacts, but excluding any Liens that (i) secure Claims that neither the Buyer nor any Reorganized Debtors has any obligation to satisfy pursuant to this Agreement, any other Transaction Document or the Plan or (ii) attach to any Trust Assets and secure any Trust Liabilities or secure any Claims that the Liquidating Trust has an obligation to satisfy pursuant to the Plan, and (b) any Liens disclosed on Schedule 1.01.

“Person” means any person, entity or Governmental Authority of any nature whatsoever, specifically including an individual, firm, company, corporation, partnership, trust, joint venture, association, joint stock company, limited liability company, estate, unincorporated organization or other entity or organization.

“Proceeding” means any action, claim, demand, audit, hearing, complaint, investigation, litigation, or suit commenced, brought, conducted, or heard by or before any Governmental Authority.

“Reorganized Crusader” means Crusader as of and after the Closing.

“Reorganized Debtor” means any Debtor as of and after the Closing.

“Representatives” means, with respect to any Person, the officers, directors, employees, members, managers, partners, investment bankers, attorneys, accountants, consultants or other advisors, agents or representatives of such Person, when acting in such capacity on behalf of such Person; provided that in the case of the Debtors, for purposes of Sections 5.02, 7.01(b) and 9.01(d)(v), the term Representatives shall not include any officer or director of any Debtor other than the Chief Restructuring Officer of Crusader and directors of Crusader serving on the special committee of the Board of Directors referred to as the “CRO Committee.”

“SandRidge Balance Sheet” means the unaudited condensed consolidated balance sheet of SandRidge and its Subsidiaries as of June 30, 2009.

“SandRidge Disclosure Schedule” means the letter dated the date hereof, executed by the SandRidge Parties and delivered to the Debtors on the date hereof in connection with the execution and delivery of this Agreement, which letter is identified therein as the SandRidge Disclosure Schedule for purposes of this Agreement.

“SandRidge Final Order” means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the subject matter, (i) which has not been reversed, stayed, modified, amended, enjoined, set aside, annulled or suspended and (ii) with respect to which no stay shall have been issued in connection with any notice of appeal or petition for certiorari filed within any deadline provided by Applicable Law.

“SandRidge Material Adverse Effect” means a material adverse effect on (i) the condition (financial or otherwise), business, assets, results of operations or of SandRidge and its Subsidiaries, taken as a whole; provided that any such material adverse effect that results solely from any of the following changes shall not be taken into account in determining whether a SandRidge Material Adverse Effect has occurred under this clause (i): (A) changes in financial or securities markets generally, (B) changes in general economic conditions in the United States, (C) changes in the market price of oil or natural gas, or (ii) the ability of any SandRidge Party to consummate the Transactions or to perform its obligations hereunder and under the other Transaction Documents to which it is or will be a party.

“SandRidge Stock” means the common stock, par value $0.001 per share, of SandRidge.

“SandRidge Stock Value” means $13.4452 per share of SandRidge Stock.

“SEC” means the Securities and Exchange Commission.

“Second Lien Agent” has the meaning set forth in the Plan.

“Second Lien Holders” has the meaning set forth in the Plan.

“Straddle Tax Period” means any Tax period beginning before and ending on or after the Allocation Date.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Successful Bid” has the meaning set forth in the Bid Procedures.

“Successful Bidder” has the meaning set forth in the Bid Procedures.

“Superior Proposal” means a bona fide, unsolicited written offer or proposal relating to an Alternative Transaction that satisfies any applicable requirements set forth in the Bid Protection Order and that the Board of Directors determines in the good faith exercise of its business judgment, after considering the advice of Crusader’s financial advisor and outside legal counsel and taking into account all the terms and conditions of the Alternative Transaction, including any break-up fees, expense reimbursement provisions and conditions to consummation, to be higher or better for Crusader’s creditors, shareholders and other parties in interest in the Bankruptcy Cases than the Transactions.

“Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of Crusader or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of Crusader or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of Crusader or any of its Subsidiaries for the payment of any amount of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement).

“Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including without limitation deductions and credits related to alternative minimum Taxes).

“Tax Refund” means any refund, credit, or offset of Taxes, including, but not limited to, any refund, credit, or offset of Taxes attributable to (i) any severance, production or other Taxes imposed upon or measured by the production of Hydrocarbons or the receipt of proceeds therefrom, (ii) the exemption from any state production Taxes for horizontally drilled wells, and (iii) the Altus Venture Capital Fund V, LLC’s investments in qualified Oklahoma Rural Small Business Capital Companies which invest in Oklahoma Rural Small Business Ventures.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party” means any Person other than a Party or its Affiliates.

“365 Contracts” means all Contracts that may be assumed by one or more Debtors pursuant to Section 365 of the Bankruptcy Code.

“Transaction Documents” means this Agreement, the Plan, the Disclosure Statement, the Plan Support Agreement, the Warrant Agreement, the Warrants, the Closing Loan Agreement, the Escrow Agreement, the Liquidating Trust Agreement, any other agreement between or among any SandRidge Parties and any Debtors that expressly states that it constitutes a Transaction Document for purposes of this Agreement, and all other agreements, documents and instruments entered into by any SandRidge Party, on the one hand, and Debtor, on the other hand, as of or after the date hereof and at or prior to Closing in connection with the transactions contemplated hereby.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents, including the purchase and sale of New Crusader Shares for the Purchase Consideration in accordance with this Agreement and the other Transaction Documents.

“Trust Liabilities” means those liabilities and obligations set forth on Schedule 2.02, and all liabilities and obligations relating to the Trust Assets.

“Warrant Agreement” means the Warrant Agreement dated as of the Closing Date among SandRidge and the warrant agent named therein, substantially in the form attached hereto as Exhibit C, with such changes, if any, as shall be reasonably acceptable in form and substance to SandRidge and Crusader.

“Warrants” means warrants to purchase an aggregate 2,000,000 shares of SandRidge Stock (as appropriately adjusted for any stock split, combination or reclassification or stock dividend that occurs between the date hereof and the Closing Date, and subject to adjustment pursuant to Section 2.04) at an exercise price of $15.00 per share (as appropriately adjusted for any stock split, combination or reclassification or stock dividend that occurs between the date hereof and the Closing Date), during an exercise period from the Closing Date until the date that is five years after the Closing Date, pursuant to and in accordance with the Warrant Agreement, which Warrants shall be in substantially the form attached as an exhibit to the Warrant Agreement.

“Well” means a well for the purpose of discovering or producing Hydrocarbons or disposing of fluids produced in connection with the production of Hydrocarbons.

“Withholding Taxes” means all applicable federal, state or local income taxes and applicable employment (social security, unemployment insurance and Medicare) and other withholding obligations, in each case withheld from employees of the Debtors prior to Closing.

(a)	Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accounts Receivable Collections	2.07(c)
Accounts Receivable Setoff	2.07(b)
Accrued Tax Liabilities	2.01(ii)

Term	Section
Agreement	Preamble
Allocated Value	2.08(b)
Allocation Date	2.01(ii)
Alternative Bidder	5.02(b)(i)
Arbiter	2.08(c)
Bankruptcy Cases	Recitals
Break-Up Fee	9.03(a)
Buyer	Preamble
Cash Consideration	2.01(ii)
Chosen Courts	10.07
Closing	2.02
Closing Accounts Receivables Statement	2.07(a)
Closing Cash Amount	2.02(c)
Closing Date Tank Oil	2.01(ii)(B)
Closing Loan	2.02(c)
Closing Loan Amount	2.02(c)
Closing Shares	2.02(e)
COBRA	6.03
Confidentiality Agreement	5.02(b)(ii)
Crusader	Preamble
Crusader Reserve Report	3.14(a)
Crusader SEC Documents	3.07(a)
Crusader Securities	3.05(a)
Crusader Subsidiaries	Preamble
Data Room	5.02(a)
Debtors	Preamble
Debtors’ Interest	2.01(ii)(B)
Desired 365 Contracts	5.04(b)
Employee Plans	3.22(a)
End Date	9.01(b)
Escrow Agent	11.01
Escrow Amount	11.01
Escrow Fund	11.01
Estimated Damages	2.03(e)
FERC	3.16
Final Litigation Damages	2.03(f)
First Lien Payment	2.02(e)
Indemnity Reserved Shares	2.01(i)
Indemnifying Party	11.04
Initial Rejected Contracts	5.04(f)
Joint Direction	Section 11.03
Loan Reserved Shares	2.01(i)
Lock-Up Restrictions	2.01
Mandatory Accounts Receivable Setoff	2.07(b)
Necessary Intellectual Property Rights	3.17(b)

Term	Section
New Crusader Shares	Recitals
NGA	3.16
No Longer Desired 365 Contracts	5.04(f)
Oil and Gas Agreements	3.10(a)(vii)
Operated Properties	3.14(b)
Optional Accounts Receivable Setoff	2.07(b)
Parties	Preamble
Petition Date	Recitals
Plan	Recitals
Plan Support Agreement	Recitals
Post-Signing Financial Statements	5.03(a)
Prepaid JOA Funds	2.05
Purchase Consideration	2.01
Reimbursed Expenditures	2.01(ii)
Rejection Amount	5.04(a)
Remaining Accounts Receivables	2.07(d)
Returns	3.24(a)
SandRidge	Preamble
SandRidge Disclosure Statement Information	7.02(c)
SandRidge Parties	Preamble
SandRidge SEC Documents	4.07(a)
SandRidge Securities	4.05(b)
SandRidge Subsidiary Securities	4.06(b)(ii)
Significant Subsidiary	4.06(a)
SP Reserved Shares	2.08(e)
Stock Consideration	2.01(i)
Subject Property	2.08(a)
Subsidiary Equity	3.06(a)
Suspense Funds	2.06
Tax Proceeding	7.09
Taxing Authority	1.01
365 Notice Date	5.04(a)
365 Schedule	5.04(a)
Transfer Agent	2.02(e)
Transferred Employee	6.03
Trust Assets	2.02(b)
Trust Closing Cash Requirement Amount	2.02(c)
2008 Balance Sheet	5.03(a)

Section 1.02 Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The headings and captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.

All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein and defined herein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law. The word “or” will have the inclusive meaning represented by the phrase “and/or.” The phrase “and/or” when used in a conjunctive phrase, shall mean any one or more of the Persons specified in or the existence or occurrence of any one or more of the events, conditions or circumstances set forth in that phrase; provided, however, that when used to describe the obligation of one or more Persons to do any act, it shall mean that the obligation is the obligation of each of the Persons but that it may be satisfied by performance by any one or more of them. “Shall” and “will” have equal force and effect. The Parties and their counsel have reviewed the provisions of this Agreement and have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. All references to immediately available funds or dollar amounts contained in this Agreement shall mean United States dollars. THE PARTIES AGREE THAT THE BOLD AND/OR CAPITALIZED LETTERS IN THIS AGREEMENT CONSTITUTE CONSPICUOUS LEGENDS.

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale of Crusader Shares. Upon the terms and subject to the conditions of this Agreement, Crusader agrees to cause the Reorganized Crusader to issue and sell to Buyer, and Buyer agrees to purchase (and SandRidge agrees to cause Buyer to purchase) from the Reorganized Crusader, all of the New Crusader Shares at the Closing, free and clear of all Liens and Claims. At the Closing, the SandRidge Parties shall pay or deliver in accordance with this Agreement, as consideration for the New Crusader Shares, the following (the consideration described in clauses (i) through (iii) below, collectively, the “Purchase Consideration”):

(i) 13,015,797 shares of SandRidge Stock (as appropriately adjusted for any stock split, combination or reclassification or stock dividend that occurs between the date hereof and the Closing Date); provided that (A) if Buyer makes a Closing Loan at the Closing in accordance with Section 2.02(c), such number of shares shall be reduced by the number of shares of SandRidge Stock (the “Loan Reserved Shares”) equal to (i) the Closing Loan Amount divided by (ii) the SandRidge Stock Value and (B) if Crusader shall have waived the condition to Closing set forth in Section 8.03(b), without

SandRidge having requested or consented to such waiver in writing, such number of shares shall be reduced by the number of shares of SandRidge Stock (the “Indemnity Reserved Shares”) equal to (i) $10,000,000 divided by (ii) the SandRidge Stock Value (such shares, as so reduced and reduced pursuant to Section 2.08, if applicable, and subject to further adjustment pursuant to Section 2.03, Section 2.04 and Section 2.08, the “Stock Consideration”);

(ii) $55,000,000, payable in cash (such amount, as increased or reduced, if applicable, in accordance with this Agreement, the “Cash Consideration”); provided that such amount:

(A) is subject to adjustment pursuant to Section 5.04(f);

(B) shall be adjusted upward by the following but only to the extent that such items relate to the Vested Assets (as defined in the Plan): (x) the total amount of all Cash Deposits that have been provided by any Debtors to any Third Parties with respect to the Oil and Gas Interests in effect as of the Closing, to the extent that any performance or surety bonds, letters of credit, guarantees, security deposits or similar assurances obtained or provided by SandRidge or any of its Subsidiaries established or in effect as of the Closing entitle the Reorganized Debtors to a refund of any such Cash Deposits as of or within 60 days after the Closing Date, (y) all drilling costs, completion costs, equipping costs, reworking costs, shut-in royalties, lease operating expenditures and, to the extent constituting capital expenditures in accordance with GAAP, all other capital expenditures that are paid prior to Closing and (i) described in items 5 or 6 on Schedule 5.01 or (ii) permitted under Section 5.01(b)(iv) and incurred (for the avoidance of doubt, the Parties agree that “incurred” shall refer to the actual performance of work or provision of service to which a cost or expense relates and not to the execution of or consent to an authorization for expenditure or similar agreement or commitment to pay for such cost or expense) and paid by Debtors in connection with the development, exploration or operation of the Oil and Gas Interests during the period commencing at 7:00 a.m. on Tuesday, September 1, 2009 (the “Allocation Date”), and ending at 7:00 a.m. on the Closing Date (collectively, and net to Debtors’ working interest for purposes of this Section 2.01(ii)(B), the “Reimbursed Expenditures”); provided that to the extent any Reimbursed Expenditures are incurred from and after the Allocation Date but are not paid prior to the Closing Date, the obligation to perform and pay when due such Reimbursed Expenditures shall vest in the Reorganized Debtors, and (z) an amount equal to the value (net of Non-Income Taxes) of the Debtors’ interest (such interest net of royalty and overriding royalty interests, other working interests and other similar interests or burdens on production or proceeds thereof being referred to in this paragraph as “Debtors’ Interest”) in crude oil in storage tanks as of the Closing Date (excluding tank fill that is neither merchantable nor marketable) that is collectable by the customary mode of collection in the normal course of business (“Closing Date Tank Oil”), to be calculated as follows: the value (net of Non-Income Taxes) shall be the product of (a) the volume of marketable Closing Date Tank Oil (attributable to Debtors’ Interest) measured in barrels as of the Closing Date as shown by the gauging reports prepared by the Debtors as of the Closing Date (absent any manifest errors), multiplied by (b) the posted price per barrel for Oklahoma sweet crude oil as of the Closing Date as reflected in the Crude Oil Price Bulletin Recap posted by Plains Marketing, L.P., less $2.39 per barrel; and

(C) shall be adjusted downward by (y) $90,322.58 per calendar day from and including the Allocation Date up to but excluding the Closing Date, and (z) the aggregate amount of liabilities that are required by GAAP to be accrued on the books and records of the Debtors in the Ordinary Course of Business in respect of all Non-Income Taxes as of the Allocation Date (to the extent such Non-Income Taxes are not paid by the Debtors on or prior to the Closing Date) (the “Accrued Tax Liabilities”); provided that the SandRidge Parties shall (i) pay or cause to be paid within five Business Days after the Closing Date all Taxes to which Accrued Tax Liabilities relate that are due or payable as of the Closing and (ii) prepare or cause to be prepared all Tax Returns of Debtors related to the Accrued Tax Liabilities in the manner described in Section 6.06, cause such Tax Returns to be timely filed and cause all Accrued Tax Liabilities to be timely paid when due, in each case, to the extent required; and

(iii) the Warrants.

The Purchase Consideration shall be paid as provided in Section 2.02, and shall be subject to adjustment as provided in Section 2.01(ii), Section 2.03, Section 2.04, Section 2.08 and Section 5.04(f). The Stock Consideration and the Warrants shall be subject to certain restrictions on transfer as set forth in Article 5 of the Plan Support Agreement (the “Lock-Up Restrictions”). Any certificates representing the Stock Consideration, the Warrants or the shares of SandRidge Stock issuable upon the exercise of the Warrants may contain such appropriate legends, as determined by SandRidge in its reasonable discretion, in accordance with the Plan Support Agreement, including a legend evidencing (a) the Lock-Up Restrictions and (b) to the extent that any such certificate is being issued to a Second Lien Holder that either is not a Consenting Second Lien Holder (as defined in the Plan Support Agreement) or has not otherwise provided to SandRidge such documents, representations, certification or other information required by Section 3.5 of the Plan Support Agreement, such other restrictions so as to ensure that the offering and issuance of the Stock Consideration, the Warrants and the shares of SandRidge Stock issuable upon exercise of the Warrants shall be exempt from registration under the 1933 Act pursuant to Section 1145 of the Bankruptcy Code or Section 4(2) of the 1933 Act and any other applicable federal, State or securities laws.

Section 2.02 Closing. The closing (the “Closing”) of the purchase and sale of the New Crusader Shares hereunder shall take place at the offices of Vinson & Elkins LLP, 2001 Ross Avenue, Suite 3700, Dallas, Texas, as soon as possible, but in no event later than 2 Business Days, after satisfaction or waiver by the requisite Parties of the conditions to Closing set forth in Article VIII (other than those conditions that by their nature cannot be satisfied until the time of Closing, but subject to the satisfaction or waiver by the requisite Parties of those conditions), or at such other time or place as SandRidge and Crusader may agree in writing. At and as of the Closing:

(a) Pursuant to Sections 1141(b) and (c) of the Bankruptcy Code and the Plan, all right, title and interest of each Debtor (and their respective estates) in and to all assets, contracts, leases, properties and businesses, as the same shall exist as of the Closing Date of every kind, type or designation, whether tangible or intangible, known or unknown, real, personal or mixed, wherever located (including all Claims and Causes of Action (as defined in the Plan) against any Person to the extent not released and discharged pursuant to the Plan), other than the Trust Assets shall vest in the Reorganized Debtors, free and clear of all Claims and Liens (including all Claims and other liabilities arising in connection with any Proceedings described on Schedule 3.11, other than with respect to item 14 described thereon, and all Liens securing any such Claims and other liabilities) other than Permitted Post-Closing Liens; and each Reorganized Debtor, SandRidge and its Subsidiaries and their respective Representatives shall be fully released and discharged with respect to any and all such Claims and Liens, other than Permitted Post-Closing Liens, as of the Closing. After the Closing, the Reorganized Debtors shall be authorized to operate their businesses and to use, acquire and dispose of property and take any and all other actions without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules. After the Closing, the Reorganized Debtors shall assume, perform and pay when due liabilities under, or related to the ownership or operation of, the Vested Assets (as defined in the Plan), including without limitation (i) paying when due all Non-Income Tax liabilities of the Debtors not paid at or prior to Closing and (ii) remitting to the appropriate Governmental Authority any and all Withholding Taxes within the time period required by applicable law, and the Liquidating Trust shall not be responsible for any such liabilities;

(b) Pursuant to the Plan and the Liquidating Trust Agreement, the Closing Cash Balance and, subject to Section 2.08, all of the assets, Claims and liabilities set forth on Schedule 2.02 (the Closing Cash Balance and all of the assets set forth on Schedule 2.02 (subject to Section 2.08) from and after the time such assets are conveyed, transferred, assigned and delivered to the Liquidating Trust referred to collectively herein as the “Trust Assets”) shall vest in, and be conveyed, transferred, assigned and delivered to, the Liquidating Trust (and the Debtors shall execute such instruments as may be necessary to evidence the conveyance, transfer and assignment to the Liquidating Trust of the Trust Assets), and the Trust Liabilities (together with the obligations of the Liquidating Trust with respect to the Claims, with any Liens securing such Claims attaching to the Trust Assets, as set forth in the Plan) shall vest in, and be the sole responsibilities of, the Liquidating Trust; provided, however, that Trust Assets may, at the direction of Crusader or the Liquidating Trustee, be conveyed, transferred, assigned and delivered to Newco rather than to the Liquidating Trust.

(c) If the aggregate amount of the Cash Consideration plus the Closing Cash Balance (collectively, the “Closing Cash Amount”) is less than the aggregate amount of (i) all Cure Costs and other payments in respect of Allowed Claims (as defined in the Plan) that must, pursuant to this Agreement or the Plan, be paid by Crusader, any Crusader Subsidiary, any Reorganized Debtor or the Liquidating Trustee on the Closing Date and (ii) cash required to establish reserves pursuant to Section 4.6(a) of the Liquidating Trust Agreement (the aggregate of (i) and (ii), the “Trust Closing Cash Requirement Amount”), then Buyer shall make a senior loan (the “Closing Loan”) to the Liquidating Trust in an amount (the “Closing Loan Amount”) equal to the amount by which the Trust Closing Cash Requirement Amount exceeds the Closing Cash Amount (but not more than $30,000,000), which loan shall be governed by the terms and conditions of the Closing Loan Agreement;

(d) Reorganized Crusader shall issue the New Crusader Shares to Buyer, and shall deliver to Buyer certificates for the New Crusader Shares, which, immediately following the Closing, shall constitute all the issued and outstanding capital stock and other equity interests of the Reorganized Crusader. Certificates evidencing the New Crusader Shares will bear the following legend: “These securities have not been registered under the Securities Act of 1933, as amended, or any state securities law. These securities may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under the Securities Act and any such state securities laws or the issuer has received documentation reasonably satisfactory to it that such transaction does not require registration under such Act and state securities laws.”; and

(e) The SandRidge Parties shall deliver the Purchase Consideration as follows:

(i) SandRidge shall effect the issuance of the number of shares of SandRidge Stock to be issued at Closing in accordance with Section 2.01(i) (the “Closing Shares”) by delivery to SandRidge’s transfer agent (the “Transfer Agent”) of irrevocable instructions to, at the option of Crusader (A) prepare and deliver to the Second Lien Agent a stock certificate in the name of the Second Lien Agent evidencing the Closing Shares or, if requested by the Second Lien Agent or Crusader, stock certificates, in such names and evidencing such whole number of shares of SandRidge Stock (in an aggregate amount equal to the number of Closing Shares), as requested by the Second Lien Agent or Crusader, or (B) record and reflect on the stock transfer records of SandRidge record ownership of the Closing Shares in the name of the Second Lien Agent or, if requested by the Second Lien Agent or Crusader, in such names and evidencing such whole number of shares of SandRidge Stock (in an aggregate amount equal to the number of Closing Shares), as requested by the Second Lien Agent or Crusader;

(ii) SandRidge shall cause the issuance of the Warrants by (A) delivering to the Second Lien Agent and Crusader a copy of the Warrant Agreement duly executed by SandRidge and the warrant agent party thereto and (B) preparing and delivering to such warrant agent a Warrant Countersignature Order (as defined in the Warrant Agreement) to, at the option of Crusader (1) prepare and deliver to the Second Lien Agent a Warrant Certificate (as defined in the Warrant Agreement) in the name of the Second Lien Agent representing the Warrants or, if requested by the Second Lien Agent or Crusader, Warrant Certificates, in such names and representing warrants to acquire such whole number of shares of SandRidge Stock (in an aggregate amount equal to the number of Warrants), as requested by the Second Lien Agent or Crusader, or (2) cause the Warrant Registrar (as defined in the Warrant Agreement) to record and reflect on the register of the Warrants maintained in accordance with the Warrant Agreement the issuance of a Global Warrant (as defined in the Warrant Agreement) reflecting ownership of the Warrants in the name of the Second Lien Agent or, if requested by the Second Lien Agent or Crusader, in such names and representing warrants to acquire such whole number of shares of SandRidge Stock (in an aggregate amount equal to the number of Warrants), as requested by the Second Lien Agent or Crusader; and

(iii) Buyer shall (and SandRidge shall cause Buyer to) deliver (A) an amount of the Cash Consideration specified by Crusader, by written notice to Buyer delivered no later than two Business Days prior to the Closing Date (the “First Lien Payment”), by wire transfer of immediately available funds, to an account of the First Lien Agent designated by the First Lien Agent or Crusader, by written notice to Buyer delivered no later than two Business Days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of the First Lien Agent in such amount) and (B) an amount equal to the Cash Consideration minus the First Lien Payment, by wire transfer of immediately available funds, to an account of the Liquidating Trust designated by the Liquidating Trustee, by notice to SandRidge delivered no later than two Business Days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of the Liquidating Trust in such amount), for distribution in accordance with the Plan.

Section 2.03 Adjustment of Stock Consideration.

(a) If the entire amount of the principal, interest and other amounts payable in respect of the Closing Loan pursuant to the Closing Loan Agreement is paid in full to Buyer (or satisfied in accordance with Section 2.07) on or prior to the date that is 180 calendar days after the Closing Date, SandRidge shall promptly, and in any event within five calendar days, thereafter effect the issuance of the Loan Reserved Shares, subject to adjustment pursuant to Section 2.04, by delivery to the Transfer Agent of irrevocable instructions to, at the option of the Liquidating Trustee (i) prepare and deliver to the Second Lien Agent a stock certificate in the name of the Second Lien Agent evidencing the Loan Reserved Shares or, if requested by the Second Lien Agent or the Liquidating Trustee, stock certificates, in such names and evidencing such whole number of shares of SandRidge Stock (in an aggregate amount equal to the number of Loan Reserved Shares), as requested by the Second Lien Agent or the Liquidating Trustee, or (ii) record and reflect on the stock transfer records of SandRidge record ownership of the Loan Reserved Shares in the name of the Second Lien Agent or, if requested by the Second Lien Agent or the Liquidating Trustee, in such names and evidencing such whole number of shares of SandRidge Stock (in an aggregate amount equal to the number of Loan Reserved Shares), as requested by the Second Lien Agent or the Liquidating Trustee.

(b) If a portion, but not the entire amount of the principal, interest and other amounts payable in respect of the Closing Loan pursuant to the Closing Loan Agreement is paid to Buyer (or satisfied in accordance with Section 2.07) on or prior to the date that is 180 calendar days after the Closing Date, SandRidge shall promptly, and in any event within five calendar days, after such 180 day period effect the issuance of a number of Loan Reserved Shares equal to (i) the aggregate principal amount of the Closing Loan that is so paid or satisfied (less any interest or other amounts payable in respect thereof that remain unpaid at the time of the applicable principal payment, which unpaid interest or other amounts shall be deemed paid out of and shall be offset against and reduce the amount of principal so paid or satisfied) divided by (ii) the SandRidge Stock Value, subject to adjustment pursuant to Section 2.04, by delivery to the Transfer Agent of irrevocable instructions to, at the option of the Liquidating Trustee (A) prepare and deliver to the Second Lien Agent a stock certificate in the name of the Second Lien Agent evidencing the Loan Reserved Shares to be issued pursuant to this Section 2.03(b) or, if requested by the Second Lien Agent or the Liquidating Trustee, stock certificates, in such names and evidencing such whole number of Loan Reserved Shares (in an aggregate amount equal to the number of Loan Reserved Shares to be issued pursuant to this Section 2.03(b)), as requested by the Second Lien Agent or the Liquidating Trustee, or (B) record and reflect on the stock transfer records of SandRidge record ownership of the Loan Reserved Shares to be issued pursuant to this Section 2.03(b) in the name of the Second Lien Agent or, if requested by the Second Lien Agent or the Liquidating Trustee, in such names and evidencing such whole number of Loan Reserved Shares to be issued pursuant to this Section 2.03(b) (in an aggregate amount equal to the number of Loan Reserved Shares to be issued pursuant to this Section 2.03(b)), as requested by the Second Lien Agent or the Liquidating Trustee. SandRidge shall have no further obligation at any time to issue or deliver to any Person any Loan Reserved Shares that are not required to be so issued and delivered pursuant to this Section 2.03(b) and, from and after such date, the Liquidating Trust shall have no further obligation under the Closing Loan Agreement other than the obligation to deliver to Buyer the Closing Loan Cash (as defined in the Closing Loan Agreement), if any, then held by the Liquidating Trust in accordance with the Closing Loan Agreement.

(c) If no portion of the principal, interest and other amounts payable in respect of the Closing Loan pursuant to the Loan Agreement is paid to Buyer on or prior to the date that is 180 calendar days after the Closing Date, SandRidge shall have no obligation at any time to issue or deliver to any Person any Loan Reserved Shares and, from and after such date, the Liquidating Trust shall have no further obligation under the Closing Loan Agreement other than the obligation to deliver to Buyer the Closing Loan Cash (as defined in the Closing Loan Agreement), if any, then held by the Liquidating Trust in accordance with the Closing Loan Agreement.

(d) If the Stock Consideration shall have been reduced pursuant to clause (B) of Section 2.01(i) and the condition to Closing set forth in Section 8.03(b) is satisfied on the date that is 11 calendar days after the Closing Date, SandRidge shall promptly, and in any event within five calendar days, thereafter effect the issuance of all Indemnity Reserved Shares, subject to adjustment pursuant to Section 2.04, by delivery to the Transfer Agent of irrevocable instructions to, at the option of the Liquidating Trustee (i) prepare and deliver to the Second Lien Agent a stock certificate in the name of the Second Lien Agent evidencing the Indemnity Reserved Shares or, if requested by the Second Lien Agent or the Liquidating Trustee, stock certificates, in such names and evidencing such whole number of shares of SandRidge Stock (in an aggregate amount equal to the number of Indemnity Reserved Shares), as requested by the Second Lien Agent or the Liquidating Trustee, or (ii) record and reflect on the stock transfer records of SandRidge record ownership of the Indemnity Reserved Shares in the name of the Second Lien Agent or, if requested by the Second Lien Agent or the Liquidating Trustee, in such names and evidencing such whole number of shares of SandRidge Stock (in an aggregate amount equal to the number of Indemnity Reserved Shares), as requested by the Second Lien Agent or the Liquidating Trustee.

(e) If the Stock Consideration shall have been reduced pursuant to clause (B) of Section 2.01(i) and the condition to Closing set forth in Section 8.03(b) was waived at Closing and is not satisfied on the date that is 11 calendar days after the Closing Date, then from time to time from and after such date (and in any event on the date the condition to Closing set forth in Section 8.03(b) is satisfied), SandRidge shall make a reasonable estimate of the aggregate amount of Litigation Damages for all Litigation Matters (calculated with a reasonable contingency reserve), including amounts previously incurred or suffered (each such estimate, “Estimated Damages”). If the Estimated Damages at such time are less than $10,000,000, SandRidge shall promptly, and in any event within five calendar days thereafter effect the issuance of a number of Indemnity Reserved Shares equal to (A) the total number of Indemnity Reserve Shares minus (B) the total number of Indemnity Reserve Shares that have previously been delivered pursuant to this Section 2.03(e), minus (C) (i) the Estimated Damages divided by (ii) the SandRidge Stock Value, subject to adjustment pursuant to Section 2.04, by delivery to the Transfer Agent of irrevocable instructions to, at the option of the Liquidating Trustee (1) prepare and deliver to the Second Lien Agent a stock certificate in the name of the Second Lien Agent evidencing the Indemnity Reserved Shares to be issued pursuant to this Section 2.03(e) or, if requested by the Second Lien Agent or the Liquidating Trustee, stock certificates, in such names and evidencing such whole number of Indemnity Reserved Shares (in an aggregate amount equal to the number of Indemnity Reserved Shares to be issued pursuant to this Section 2.03(e)), as requested by the Second Lien Agent or the Liquidating Trustee, or (2) record and reflect on the stock transfer records of SandRidge record ownership of the Indemnity Reserved Shares to be issued pursuant to this Section 2.03(e) in the name of the Second Lien Agent or, if requested by the Second Lien Agent or the Liquidating Trustee, in such names and evidencing such whole number of Indemnity Reserved Shares to be issued pursuant to this Section 2.03(e) (in an aggregate amount equal to the number of Indemnity Reserved Shares to be issued pursuant to this Section 2.03(e)), as requested by the Second Lien Agent or the Liquidating Trustee.

(f) Within 60 calendar days after the condition to Closing set forth in Section 8.03(b) is satisfied, SandRidge shall make a final determination of the aggregate amount of Litigation Damages for all Litigation Matters (the “Final Litigation Damages”). If the Final Litigation Damages are less than $10,000,000, SandRidge shall promptly, and in any event within 60 calendar days after the condition to Closing set forth in Section 8.03(b) is satisfied, effect the issuance of a number of Indemnity Reserved Shares equal to (A) the total number of Indemnity Reserve Shares minus (B) the total number of Indemnity Reserve Shares that have previously been delivered pursuant to Section 2.03(e), minus (C) (i) the Final Litigation Damages divided by (ii) the SandRidge Stock Value, subject to adjustment pursuant to Section 2.04, by delivery to the Transfer Agent of irrevocable instructions to, at the option of the Liquidating Trustee (1) prepare and deliver to the Second Lien Agent a stock certificate in the name of the Second Lien Agent evidencing the Indemnity Reserved Shares to be issued pursuant to this Section 2.03(f) or, if requested by the Second Lien Agent or the Liquidating Trustee, stock certificates, in such names and evidencing such whole number of Indemnity Reserved Shares (in an aggregate amount equal to the number of Indemnity Reserved Shares to be issued pursuant to this Section 2.03(f)), as requested by the Second Lien Agent or the Liquidating Trustee, or (2) record and reflect on the stock transfer records of SandRidge record ownership of the Indemnity Reserved Shares to be issued pursuant to this Section 2.03(f) in the name of the Second Lien Agent or, if requested by the Second Lien Agent or the Liquidating Trustee, in such names and evidencing such whole number of Indemnity Reserved Shares to be issued pursuant to this Section 2.03(f) (in an aggregate amount equal to the number of Indemnity Reserved Shares to be issued pursuant to this Section 2.03(f)), as requested by the Second Lien Agent or the Liquidating Trustee. SandRidge shall provide all details and related information it utilized to determine the Final Litigation Damages to the Consenting Second Lien Holders (as defined in the Plan Support Agreement). Such calculation of the Final Litigation Damages shall be binding upon SandRidge, all Consenting Second Lien Holders and, to the extent legally permitted, all Second Lien Holders to the extent it accurately reflects the Litigation Damages for all Litigation Matters. Any dispute regarding the calculation or amount of the Final Litigation Damages shall be resolved by the Bankruptcy Court.

(g) If, at any time, the aggregate amount of Litigation Damages incurred or suffered by SandRidge and its Subsidiaries prior to such time is equal to or greater than $10,000,000, SandRidge shall have no obligation at such time or at any time thereafter to issue or deliver to any Person any Indemnity Reserved Shares. For the avoidance of doubt, clause (B) of Section 2.01(i), as adjusted by Sections 2.03(d) through 2.03(g), are SandRidge’s sole and exclusive remedy against the Second Lien Agent, any Second Lien Holder, the Liquidating Trust or any Liquidating Trust Beneficiary (as defined in the Plan) as to all Litigation Damages or the matters, facts or events giving rise thereto, and SandRidge shall have no rights or remedies against the Second Lien Agent, any Second Lien Holder, the Liquidating Trust or any Liquidating Trust Beneficiary (as defined in the Plan) with respect to Litigation Damages incurred or suffered by SandRidge and its Subsidiaries other than the rights set forth in Sections 2.03(d) through 2.03(g).

Section 2.04 No Fractional Shares. No fractional shares of SandRidge Stock, and no Warrants to purchase any fractional shares of SandRidge Stock, shall be issued to any Person pursuant to Section 2.01, Section 2.02, Section 2.03, Section 2.08 or the Plan. If any fractional shares of SandRidge Stock would otherwise be issued to any Person in accordance with the provisions hereof and thereof, the number of shares of SandRidge Stock to be issued to such Person shall be rounded to the nearest whole share of SandRidge Stock (with .5 being rounded up).

Section 2.05 Prepaid JOA Funds. To the extent that as of Closing, any Debtor holds funds received by Debtors (in their capacity as operator with respect to the Operated Properties) as prepayments for items under operating agreements for which a payable has not been incurred as of the Allocation Date (solely to the extent related to Assumed Contracts (as defined in the Plan), “Prepaid JOA Funds”) (a) no adjustment to the Purchase Consideration shall be made with respect to such Prepaid JOA Funds or any funds received by Debtors that would constitute Prepaid JOA Funds if such funds were related to Assumed Contracts and (b) at and as of the

Closing, all of the Prepaid JOA Funds shall vest in the Reorganized Debtors pursuant to Section 2.02(a) and the Reorganized Debtors shall from and after such time be responsible for the application of such Prepaid JOA Funds under the applicable operating or other agreement pursuant to which such Prepaid JOA Funds were collected.

Section 2.06 Suspense Funds. To the extent that as of Closing, any Debtor holds funds received by Debtors (in their capacity as operator with respect to the Operated Properties) in “suspense” (excluding any joint interest billings received by Debtors, in their capacity as operator with respect to the Operated Properties, on or prior to the Petition Date that any Debtor holds as of the Closing) (solely to the extent related to Assumed Contracts, “Suspense Funds”) (a) no adjustment to the Purchase Consideration shall be made with respect to such Suspense Funds or any funds received by Debtors that would constitute Suspense Funds if such funds were related to Assumed Contracts and (b) at and as of the Closing all of the Suspense Funds shall vest in the Reorganized Debtors pursuant to Section 2.02(a) and the Reorganized Debtors shall from and after such time be responsible for the application of such Suspense Funds under the applicable operating or other agreement governing the application of such Suspense Funds.

Section 2.07 Closing Accounts Receivables.

(a) On the Closing Date, the Debtors shall deliver to SandRidge a statement setting forth (i) the names of the obligor and amount of each Closing Account Receivable, and (ii) the aggregate amount of all the Closing Accounts Receivable (as such statement may be modified or supplemented within 30 days after the Closing Date by written notice of the Liquidating Trustee to SandRidge, the “Closing Accounts Receivables Statement”).

(b) From and after the Closing until the date that is 179 calendar days after the Closing Date, SandRidge shall use the same level of efforts in the collection of the Closing Accounts Receivable that SandRidge and its Subsidiaries use in the collection of their own accounts receivables; provided that (i) SandRidge (A) may settle any Closing Accounts Receivable by setoff (each such setoff, an “Optional Accounts Receivable Setoff”) of any amounts owed by the obligor thereunder against any amount that SandRidge or any of its Subsidiaries owes to such obligor if SandRidge gives written notice to the Liquidating Trustee of each Optional Accounts Receivable Setoff on or prior to the Maturity Date (as defined in the Closing Loan Agreement), (B) shall settle any Closing Accounts Receivable by setoff (each such setoff, a “Mandatory Accounts Receivable Setoff” and, together with the Optional Accounts Receivable Setoffs, the “Accounts Receivable Setoffs”) of any amounts owed by the obligor thereunder against any amount that any Reorganized Debtor owes to such obligor to the extent such Mandatory Accounts Receivable Setoff is permitted under Applicable Law, and (C) SandRidge shall not be permitted to effect any Accounts Receivable Setoff unless SandRidge shall have given such written notice to the Liquidating Trustee on or prior to the Maturity Date, (ii) SandRidge must obtain the prior written consent of the Liquidating Trustee (which consent may not be unreasonably withheld, conditioned or delayed by the Liquidating Trustee) to settle (whether in cash or by way of an Accounts Receivable Setoff) any Closing Accounts Receivable for an amount less than the applicable amount set forth on the Closing Accounts Receivables Statement, (iii) neither SandRidge nor any of its Subsidiaries (including the Reorganized Debtors) shall be required to incur any out-of-pocket expenses or admit or consent to any liability or obligation in connection with the collection of any Closing Accounts Receivable and

(iv) prior to commencing any litigation in connection with the collection of any Closing Accounts Receivable, SandRidge will obtain the prior written consent of the Liquidating Trustee and will have no obligation to commence or prosecute any litigation unless and until arrangements acceptable to SandRidge and the Liquidating Trustee are made to ensure that all of SandRidge’s costs and expenses (including legal fees and expenses) incurred in connection with such litigation shall be fully paid, reimbursed or otherwise compensated. Each Party acknowledges that SandRidge is making efforts to collect the Closing Accounts Receivable hereunder acting solely pursuant to a contractual relationship on an arm’s length basis and that the Parties do not intend that SandRidge act or be responsible as a fiduciary to the Liquidating Trust, any holders of Claims or any other Person, and expressly disclaim any such fiduciary relationship, whether between or among any SandRidge Parties, on the one hand, and any Debtors and/or the Liquidating Trust, on the other hand. SandRidge and any Person acting on its behalf shall not be liable for any act or omission taken, or omitted to be taken, related to, or in connection with, the collection of the Closing Accounts Receivables, other than acts or omissions resulting from such Person’s willful misconduct, gross negligence or fraud. In the case of an Accounts Receivable Setoff pursuant to clause (b)(i) of this Section 2.07, the date of such Accounts Receivable Setoff shall be the earlier of (A) the date notice of such Accounts Receivable Setoff is delivered to the Liquidating Trustee pursuant to this Section 2.07(b) and (B) the date such Accounts Receivable Setoff is reflected on the books of SandRidge or any of its Subsidiaries.

(c) SandRidge shall promptly apply the amount of any and all cash collected in respect of Closing Account Receivables and the amount of any and all Accounts Receivable Setoffs (collectively, the “Accounts Receivable Collections”) to the then outstanding amount of the principal, interest and other amounts payable in respect of the Closing Loan (if any). To the extent that no principal, interest or other amounts payable in respect of the Closing Loan are then outstanding, SandRidge shall promptly deliver the amount of any and all Accounts Receivable Collections to the Liquidating Trust. Within ten calendar days after the last day of each calendar month completed after the Closing Date and through the month in which the 179th calendar day after the Closing Date occurs, SandRidge shall deliver to the Liquidating Trust a statement setting forth (i) the aggregate amount of all the Accounts Receivable Collections, and (ii) the then outstanding amount of principal, interest and other amounts payable in respect of the Closing Loan, if any.

(d) On the date that is 180 calendar days after the Closing Date, SandRidge shall (i) deliver to the Liquidating Trust a statement setting forth (A) the names of the obligor and amount of each Closing Accounts Receivable that remains uncollected, whether by cash or setoff (collectively, the “Remaining Accounts Receivables”); (B) the aggregate amount of all the Remaining Accounts Receivables; and (C) the then outstanding amount of the principal, interest and other amounts payable in respect of the Closing Loan (if any), and (ii) convey, transfer, assign and deliver to the Liquidating Trust all the Remaining Accounts Receivables.

Section 2.08 Subject Property.

(a) If, as of Closing, the Oil and Gas Interests of Debtors subject to the matter described in item 5 of Schedule 3.11 (the “Subject Property”) cannot be vested in the

Reorganized Debtors free and clear of all Liens other than Permitted Post-Closing Liens after giving effect to the Confirmation Order then, at SandRidge’s option, at Closing, either:

(i) the Subject Property will be included as Trust Assets and will not be vested in the Reorganized Debtors at Closing, and the Stock Consideration will be reduced by the number of shares of SandRidge Stock equal to (A) the Allocated Value (as defined below) of the Subject Property divided by (B) the SandRidge Stock Value, subject to Section 2.08; or

(ii) the Subject Property, together with all assets that relate to the Subject Property (including the interests described in item 4 of Schedule 2.02 and any joint interest billings owed to any Debtor by a plaintiff or any Subsidiary of any plaintiff in the matter described in item 5 of Schedule 3.11), shall be vested in the Reorganized Debtors pursuant to this Agreement and the Plan, and the Stock Consideration shall not be reduced pursuant to this Section 2.08.

(b) The “Allocated Value” of the Subject Property shall be the fair market value of the Subject Property at the Closing, assuming that the Subject Property is free and clear of all Liens other than Permitted Post-Closing Liens, which shall be (i) such fair market value as agreed by SandRidge and Crusader (or, after the Closing, the Liquidating Trust) in good faith or (ii) if SandRidge and Crusader are unable to agree on such fair market value within ten Business Days after the Closing Date, such fair market value as determined by the Arbiter in accordance with Section 2.08(c).

(c) If SandRidge and Crusader (or, after the Closing, the Liquidating Trust) are unable to reach agreement on the Allocated Value of the Subject Property within ten Business Days after the Closing Date, SandRidge and the Liquidating Trust shall jointly engage an independent firm with experience in valuing oil and gas assets similar to the Subject Property mutually acceptable to SandRidge and the Liquidating Trustee) (such firm, the “Arbiter”) to determine the Allocated Value. In connection with the engagement of the Arbiter, each of SandRidge and Liquidating Trust shall execute any engagement, indemnity, and other agreements as the Arbiter shall reasonably require as a condition to such engagement. If the SandRidge and the Liquidating Trustee are unable to agree on the Arbiter or its terms of engagement, either SandRidge or the Liquidating Trustee may in writing request that the Bankruptcy Court appoint the Arbiter.

(d) SandRidge and the Liquidating Trust shall require the Arbiter in its terms of engagement to determine the Allocated Value of the Subject Property within 20 days after the engagement of the Arbiter. The determination by the Arbiter of the Allocated Value shall be set forth in a written notice delivered by the Arbiter to SandRidge and the Liquidating Trustee, shall assume that the Subject Property is free and clear of all Liens other than Permitted Post-Closing Liens, and shall be binding and conclusive on the Parties, all Consenting Second Lien Holders and, to the extent legally permitted, all Second Lien Holders and the Liquidating Trust, and such determination shall constitute an arbitral award that is final, binding and unappealable and upon which a judgment may be entered by a court having jurisdiction thereof. The fees and expenses of the Arbiter shall be paid one-half by SandRidge and one-half by the Liquidating Trust.

(e) If the Subject Property is included as Trust Assets pursuant to Section 2.08(a)(i) but the Allocated Value of the Subject Property is not determined as of the Closing Date, then at the Closing the shares of SandRidge Stock delivered pursuant to Section 2.01(i) shall be reduced by (i) a number of shares of SandRidge Stock equal to $5,000,000 divided by (ii) the SandRidge Stock Value (the “SP Reserved Shares”) and, upon determination of the Allocated Value by mutual agreement between SandRidge and the Liquidating Trustee or by the Arbiter in accordance with Section 2.08(c) and (d), SandRidge shall effect the issuance of a number of the SP Reserved Shares equal to (x) the total number of SP Reserved Shares minus (y) (1) the Allocated Value divided by (2) the SandRidge Stock Value, such issuance to be effected in the same manner as provided in Section 2.02(e)(i). If the Closing occurs, the reduction of the Stock Consideration pursuant to this Section 2.08(e) shall be the SandRidge Parties’ sole and exclusive remedy with respect to any failure of the Subject Property to be free and clear of all Liens other than Permitted Post-Closing Liens.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CRUSADER

Crusader represents and warrants to the SandRidge Parties, as of the date hereof and as of the Closing Date, that:

Section 3.01 Corporate Existence and Power. Crusader is a corporation validly existing and in good standing under the laws of Nevada and has full power and authority to carry on its business as now conducted. Each Crusader Subsidiary is a corporation or limited liability company validly existing and, except as set forth on Schedule 3.01, in good standing under the laws of its jurisdiction of organization and has full power and authority to carry on its business as now conducted. Each Debtor is duly qualified to do business and in good standing in each jurisdiction set forth opposite the name of such Debtor on Schedule 3.01. Prior to the date hereof, Crusader has delivered to SandRidge true and complete copies of the Organizational Documents for each Debtor, in each case as currently in effect.

Section 3.02 Corporate Authorization. Subject to the entry of the Bid Protection Order, the Disclosure Statement Order and the Confirmation Order, the execution, delivery and performance by each Debtor of this Agreement and the other Transaction Documents to which it is a party and the consummation of the Transactions are within the corporate or limited liability powers of such Debtor and have been duly authorized by all necessary corporate or limited liability company action on the part of each Debtor. Subject to the entry of the Bid Protection Order, this Agreement and each other Transaction Document, dated as of the date hereof to which any Debtor is a party (assuming in each case due authorization, execution and delivery thereof by the other parties thereto) constitutes a valid and binding agreement of each Debtor party hereto or thereto, enforceable against each such Debtor in accordance with its terms, provided no stay exists with respect to the Bid Protection Order. Subject to the entry of the Bid Protection Order, all other Transaction Documents executed and delivered by any Debtor party thereto (assuming in each case due authorization, execution and delivery thereof by the other parties thereto) shall, when executed by each such Debtor, constitute valid and binding agreements of each Debtor party thereto, enforceable against each such Debtor in accordance with their terms, provided no stay exists with respect to the Bid Protection Order.

Section 3.03 Governmental Authorization. The execution, delivery and performance by each Debtor of this Agreement and each other Transaction Document to which it is or will be a party and the consummation by each Debtor of the Transactions require no action by or in respect of, or filing with or notification to, any Governmental Authority other than (i) the filing of motions of approval for, and the approval by the Bankruptcy Court of, the Disclosure Statement Order, the Bid Protection Order and the Confirmation Order, (ii) compliance with any applicable requirements of the HSR Act and (iii) compliance with the applicable requirements of the 1933 Act, the 1934 Act and any other applicable state or federal securities laws.

Section 3.04 Noncontravention. The execution, delivery and performance by each Debtor of this Agreement and the other Transaction Documents to which it is or will be a party and the consummation of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of any Debtor, (ii) assuming compliance with the matters referred to in Section 3.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) after giving effect to the entry of the Bid Protection Order, Disclosure Statement Order and Confirmation Order, assuming compliance with the matters referred to in Section 3.03 and except as set forth on Schedule 3.04, require any material consent or other action by any Person under, constitute a material default, or an event that, with or without notice or lapse of time or both, would constitute a material default, under, or cause or permit the termination, cancellation, acceleration or other change of any material right or obligation or the loss of any material benefit to which any Debtor is entitled under any provision of any Contract binding upon any Debtor or by which any of their respective assets may be bound or any Permit affecting, or relating in any way to, any Debtor or its assets other than approvals, consents, filings and notifications as to which the failure to obtain, make or give have not had and would not reasonably be expected to have, individually or in the aggregate, a Crusader Material Adverse Effect; or (iv) result in the creation or imposition of any Lien on any asset of any Debtor, other than Permitted Liens or Liens that may arise or be deemed to arise as a result of the Transactions.

Section 3.05 Capitalization.

(a) Except as set forth on Schedule 3.05 and for changes after the date of this Agreement resulting from the exercise of stock options and the vesting or forfeiture of restricted shares, in each case outstanding as of the date of this Agreement, on the date hereof and at all times prior to the effectiveness of the Plan and the Closing hereunder, there is not and shall not be any outstanding (i) shares of capital stock or other voting securities of or ownership interests in Crusader, (ii) securities of Crusader convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in any Debtor, (iii) warrants, calls, options or other rights to acquire from Crusader, or other obligation of Crusader to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Debtor or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or voting securities of Crusader (the items in clauses (i) through (iv) being referred to collectively as the “Crusader Securities”).

(b) Upon effectiveness of the Plan and the Closing hereunder, there shall not be issued, reserved for issuance or outstanding any (i) shares of capital stock or other voting securities of or ownership interests in the Reorganized Crusader, other than the New Crusader Shares issued to Buyer at the Closing, (ii) securities of the Reorganized Crusader convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in any Debtor, (iii) warrants, calls, options or other rights to acquire from the Reorganized Crusader, or other obligation of the Reorganized Crusader to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Reorganized Crusader or any Crusader Subsidiary or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or voting securities of the Reorganized Crusader.

Section 3.06 Subsidiaries.

(a) Each Crusader Subsidiary, its jurisdiction of organization and all shares of capital stock or other voting securities of or ownership interests in each such Crusader Subsidiary (the “Subsidiary Equity”) are set forth on Schedule 3.06(a). The Crusader Subsidiaries are the only Subsidiaries of Crusader.

(b) All of the Subsidiary Equity (i) is owned by Crusader, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests), other than Permitted Liens, Liens set forth in such Crusader Subsidiary’s Organizational Documents and Liens set forth on Schedule 3.06(b), and (ii) has been duly authorized, validly issued and is fully paid and nonassessable. On the date hereof and upon effectiveness of the Plan and the Closing hereunder, there is not and shall not be issued, reserved for issuance or outstanding any (A) shares of capital stock or other voting securities of or ownership interests in any Crusader Subsidiary, other than the Subsidiary Equity, (B) securities of any Crusader Subsidiary that are convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, Crusader, the Reorganized Crusader or any Crusader Subsidiary, (C) warrants, calls, options or other rights to acquire from any Crusader Subsidiary, or other obligations of any Crusader Subsidiary to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, Crusader, the Reorganized Crusader or any Crusader Subsidiary or (D) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Crusader Subsidiary. Except for the Subsidiary Equity and as set forth on Schedule 3.06(b), Crusader does not own, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, any Person.

Section 3.07 SEC Filings and the Sarbanes-Oxley Act.

(a) Except as set forth on Schedule 3.07, from June 26, 2008 to May 11, 2009, Crusader filed with or furnished to the SEC all reports, schedules, forms, statements,

prospectuses, registration statements and other documents required to be filed or furnished to the SEC by Crusader (such reports, schedules, forms, statements, prospectuses, registration statements and other documents actually filed during such period, collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Crusader SEC Documents”), all of which Crusader SEC Documents are publicly available on the SEC’s EDGAR system.

(b) As of its filing date (or, if amended or superseded by a subsequent filing, as of the date of such subsequent filing), each Crusader SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(c) To Crusader’s Knowledge, as of its filing date (or, if amended or superseded by a subsequent filing, as of the date of such filing), each Crusader SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(d) To Crusader’s Knowledge, each Crusader SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e) There are no outstanding loans or other extensions of credit made by any Debtor to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of Crusader. Since June 26, 2008, Crusader has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

Section 3.08 Financial Statements. Except as set forth on Part I of Schedule 3.08, each of the financial statements set forth on Part II of Schedule 3.08, fairly presents in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Debtors as of the dates thereof and their consolidated results of operations and, for the periods for which such data is included, cash flows for the periods then ended (subject to normal year-end audit adjustments and the absence of notes in the case of the unaudited interim financial statements).

Section 3.09 Absence of Certain Changes. From December 31, 2008 to the date of this Agreement, except (a) as otherwise set forth on Schedule 3.09, (b) for actions taken since the Petition Date in accordance with the Bankruptcy Code or orders of the Bankruptcy Court or (c) for events, occurrences, developments or state of circumstances or facts arising or occurring in connection with or as a result of the commencement and/or continuation of the Bankruptcy Cases, (i) the Debtors have conducted their business in all material respects in the Ordinary Course of Business and (ii) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Crusader Material Adverse Effect.

Section 3.10 Material Contracts.

(a) Schedule 3.10(a) identifies, as of the date of this Agreement, to Crusader’s Knowledge the following Contracts to which any Debtor is a party to or bound (whether as an original party, by succession or assignment or otherwise):

(i) any lease of office space or other real property (other than Oil and Gas Leases);

(ii) any Oil and Gas Lease;

(iii) any Contract for the sale, exchange or other disposition of Hydrocarbons produced from the Oil and Gas Interests, and any other Contract granting any third party the right or option to purchase Hydrocarbons produced from the Oil and Gas Interests (other than any right of lessors under the Oil and Gas Leases, and any rights of Parties under operating agreements described on Schedule 3.10(a), to take Hydrocarbons in-kind), in each case that has a term of more than 60 days and cannot be cancelled or terminated or that requires more than 60 days prior written notice to cancel or terminate;

(iv) any operating agreement to which any Debtor’s interests in any of the Oil and Gas Interests is subject;

(v) any Contract providing for an “earnout,” “back-in” working interest, or other contingent payment or interest;

(vi) any Contract for drilling or well workover services or other well services agreement;

(vii) any development Contract, farm-in Contract, farm-out Contract area of mutual interest Contract or similar Contract (clauses (ii) through (vii) collectively, the “Oil and Gas Agreements”);

(viii) any partnership, joint venture or other similar agreement or arrangement;

(ix) any Contract relating to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset of any Debtor);

(x) any Contract to Crusader’s Knowledge containing any preferential purchase rights, rights of purchase, right of first offer, right of first refusal or other similar rights affecting the Oil and Gas Interests;

(xi) any Contract that restricts in any material respect the ability of any Debtor or any Affiliate of any Debtor (including SandRidge or any of its Subsidiaries after the Closing) to own, operate, obtain, explore for or develop Oil and Gas Interests in a particular geographic area or otherwise to compete in any line of business or with any Person or in any geographic area or, to Crusader’s Knowledge, that expressly prohibits or restricts the ability of any Debtor or any Affiliate of any Debtor (including SandRidge or any of its Subsidiaries after the Closing) to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any assets;

(xii) any employment or consulting agreement or other Contract with any employee or individual consultant;

(xiii) any Contract with any Affiliate of Crusader (other than operating agreements listed in Schedule 3.10(a) to which two or more Debtors and no other Affiliate of Crusader are parties);

(xiv) any other Contract that requires either (A) annual payments by any Debtor of $250,000 or more or (B) aggregate payments by any Debtor of $1,000,000 or more; or

(xv) any other Contract that requires either (A) annual payments to any Debtor of $250,000 or more or (B) aggregate payments to any Debtor or $1,000,000 or more.

(b) Except as set forth on Schedule 3.10(b) and except for any 365 Contracts that are not Desired 365 Contracts, subject to entry of the Confirmation Order and payment of all Cure Costs, as of the date of this Agreement each Contract set forth on Schedule 3.10(a) is in full force and effect, and no Debtor party to any such Contract or, to Crusader’s Knowledge, any other party thereto is in default or breach under the terms of any such Contract, and, to Crusader’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder except to the extent such breaches or defaults have not had or would not reasonably be expected to have, individually or in the aggregate, a Crusader Material Adverse Effect.

(c) Schedule 3.10(c) sets forth, as of the date of this Agreement, all 365 Contracts that have been assumed by any Debtor.

Section 3.11 Litigation. Except as set forth in Schedule 3.11, as of the date of this Agreement, other than the Bankruptcy Cases and Proceedings pending in the Bankruptcy Cases, there is no Proceeding pending against or, to Crusader’s Knowledge, threatened against or affecting any Debtor or any present or former officer, director or employee of any Debtor that (i) if determined or resolved adversely in accordance with the plaintiff’s demands would reasonably be expected to have, individually or in the aggregate, a Crusader Material Adverse Effect, (ii) in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Transactions or (iii) affects the execution, delivery or performance by any Debtor of this Agreement or any other Transaction Document to which any Debtor is or will be a party.

Section 3.12 Compliance with Laws and Court Orders. To Crusader’s Knowledge, as of the date of this Agreement each Debtor is, and for the past six years (or, in the case of Crusader, since June 26, 2008) has been, in compliance in all material respects with and is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation in any material respect of any Applicable Law. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against any Debtor that (i) has had or would reasonably be expected to have, individually or in the aggregate, a Crusader Material Adverse Effect, (ii) in any manner seeks to prevent, enjoin, alter or materially delay the Transactions or (iii) affects the execution, delivery or performance by any Debtor of this Agreement or any other Transaction Document to which any Debtor is or will be a party. This Section 3.12 is not, and shall not be deemed to be, any representation or warranty with respect to employee benefit matters, which are covered exclusively in Section 3.22, or Environmental Law, which are covered exclusively in Section 3.23 or Taxes, which are covered exclusively in Section 3.24.

Section 3.13 Properties. No Debtor owns, and no Debtor has (or, in the case of Crusader, since June 26, 2008, Crusader has not) owned, any real property other than the Oil and Gas Interests. Other than with respect to the Oil and Gas Interests, and except as set forth in Schedule 3.13, no Debtor has received notice of any adverse claim to its title to, or leasehold interests in, any of its property (whether real, personal, tangible or intangible), and, to Crusader’s Knowledge, such title and leasehold interest is free and clear of Liens other than Permitted Liens.

Section 3.14 Oil and Gas Interests.

(a) Crusader has furnished to SandRidge prior to the date hereof the report estimating the Debtors’ proved oil and gas reserves as of December 31, 2008, as prepared by Crusader and audited by LaRoche Petroleum Consultants, Ltd. (the “Crusader Reserve Report”). To Crusader’s Knowledge, the factual, non-interpretive data on which the Crusader Reserve Report was based for purposes of estimating the oil and gas reserves set forth in the Crusader Reserve Report (and in any supplement thereto or update thereof) was accurate in all material respects as of the date of the Crusader Reserve Report, except that if there are any differences between any percentage net revenue interest or working interest set forth on the Crusader Reserve Report and the corresponding percentage set forth on Schedule 3.14(e), the percentage set forth on Schedule 3.14(e) should be relied upon as the correct percentage. To Crusader’s Knowledge, the Crusader Reserve Report conforms to the guidelines with respect thereto of the SEC. Except for changes (including changes in Hydrocarbon prices) generally affecting the oil and gas industry and normal depletion by production, there has been no material change in respect of the matters addressed in the Crusader Reserve Report, except that if there are any differences between any percentage net revenue interest or working interest set forth on the Crusader Reserve Report and the corresponding percentage set forth on Schedule 3.14(e), the percentage set forth on Schedule 3.14(e) should be relied upon as the correct percentage.

(b) All Wells included in the Oil and Gas Interests that are operated by Debtors (“Operated Properties”) have been drilled and (if completed) completed, operated and produced in all material respects in accordance with reasonable, prudent oil and gas field practices and, to Crusader’s Knowledge, in compliance in all material respects with applicable Oil and Gas Agreements and Applicable Laws. To Crusader’s Knowledge, as of the date of this Agreement, no Debtor is in violation in any material respect of any Applicable Law or Contract requiring any Debtor to plug and abandon any Well because the Well is not currently capable of producing in commercial quantities or for any other reasons.

(c) Except as set forth on Schedule 3.14(c), to Crusader’s Knowledge, the proceeds from the sale of Hydrocarbons produced from the Operated Properties are being received by the Debtors and are not being held in suspense for any reason.

(d) No Debtor has received any material advance, take-or-pay or other similar payments that entitle purchasers of production to receive deliveries of Hydrocarbons without paying therefor, and, on a net, company-wide basis, the Debtors’ properties are neither underproduced nor overproduced, in either case, to any material extent, under gas balancing or similar arrangements.

(e) As of the date of this Agreement, except as set forth on Schedule 3.14(e), to Crusader’s Knowledge the Debtors, collectively, have free of all Liens other than Permitted Liens such right, title and interest as to each Oil and Gas Interest that (i) entitles Debtors to receive not less than the interest set forth in Schedule 3.14(e) as the “Net Revenue Interest” or “NRI” with respect to all of the oil, gas, and other Hydrocarbons produced, saved and marketed from or otherwise attributable to each unit or Well, as the case may be, identified in Schedule 3.14(e) (subject to rounding) and (ii) obligates Debtors to pay costs and expenses attributable to the operation and development of such unit or Well in an amount not greater than the “Working Interest” or “WI” set forth in Schedule 3.14(e) (subject to rounding) other than increases in any such working interest that have a corresponding increase in the applicable net revenue interest. The SandRidge Parties acknowledge that neither Debtors nor the individuals included in the definition of Crusader’s Knowledge have performed any review of any abstracts, title opinions or other materials relating to title of the Oil and Gas Interests in connection with the Transactions. The SandRidge Parties further acknowledge that the SandRidge Parties have conducted their own due diligence and review of abstracts, title opinions and other matters and materials that the SandRidge Parties deem necessary to be conducted prior to execution of this Agreement with respect to ascertaining the status of title to the Oil and Gas Interests. No SandRidge Party shall have any rights under this Agreement or any other Transaction Document to which it is a party, or otherwise against Debtors, with respect to the representation or warranty of Crusader set forth under this Section 3.14(e) except in the event of an intentional, knowing breach of the representation and warranty of Debtors contained in this Section 3.14(e).

(f) No claim, notice or order from any Governmental Authority or other Person has been received by any Debtor due to Hydrocarbon production from the Oil and Gas Interests in excess of allowable production established pursuant to Applicable Law that would result in any material curtailment of production from the Oil and Gas Interests after the Closing Date.

(g) To Crusader’s Knowledge, all material operating equipment owned or leased by any Debtor is, in the aggregate, in a state of repair so as to be adequate in all material respects for reasonably prudent operations in the areas in which they are operated.

(h) To Crusader’s Knowledge, except as described in Schedule 3.14(h), none of the material Oil and Gas Interests is subject to any preferential purchase or similar right which would become operative, and no Oil and Gas Agreement permits any Third Party to elect a new operator with respect to any Operated Property, as a result of the Transactions.

(i) Except as set forth in Schedule 3.14(i), the Oil and Gas Interests are not subject to any tax partnership agreement or provisions requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

Section 3.15 Hedging. No Debtor is bound by any futures, hedge, swap, collar, put, call, floor, cap, option or other Contract that is intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities.

Section 3.16 Natural Gas Act. None of the facilities or operations of any gas gathering system constituting a part of the properties of any Debtor are certificated by the Federal Energy Regulatory Commission (the “FERC”) under Section 7(c) of the Natural Gas Act (the “NGA”) or, to Crusader’s Knowledge, are now subject to FERC jurisdiction under the NGA; and none of the properties are providing service pursuant to Section 311 of the National Gas Policy Act of 1978.

Section 3.17 Intellectual Property.

(a) To Crusader’s Knowledge, Schedule 3.17(a)(i) contains a true and complete list of each of the registrations and applications for registrations included in the Owned Intellectual Property Rights, and Schedule 3.17(a)(ii) contains a true and complete list of all agreements, excluding licenses for personal computer software that are generally available, to which any Debtor is a party or otherwise bound, granting or restricting any right to use, exploit or practice any Intellectual Property Rights that are used in the business of the Debtors as currently conducted and as presently planned to be conducted by the Debtors.

(b) Except as set forth on Schedule 3.17(b), to Crusader’s Knowledge, Debtors own or hold valid license rights to any Intellectual Property Rights necessary to the business of the Debtors as currently conducted and as presently planned to be conducted by Crusader (“Necessary Intellectual Property Rights”), except where the failure to so own or hold valid license rights to such Necessary Intellectual Property Rights has not had and would not reasonably be expected to have, individually or in the aggregate, a Crusader Material Adverse Effect. To Crusader’s Knowledge, there exist no material restrictions on the disclosure, use, license or transfer of any Necessary Intellectual Property Rights that would become operative as a result of the Transactions and the consummation of the Transactions will not alter, encumber, impair or extinguish any Necessary Intellectual Property Rights or Licensed Intellectual Property Rights.

(c) No Debtor has received any written notice that it has infringed, misappropriated or otherwise violated any Intellectual Property Right of any Third Party in any material respect. Except as set forth on Schedule 3.17(c), there is no claim, action, suit, investigation or proceeding pending against, or, to Crusader’s Knowledge, threatened against or affecting, any Debtor or any present or former officer, director or employee of any Debtor (i) based upon, or challenging or seeking to deny or restrict, the rights of any Debtor in any of the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights, (ii) alleging that the use of the Owned Intellectual Property Rights or the Licensed Intellectual Property Rights or any services provided, processes used or products manufactured, used, imported or sold by any Debtor do or may conflict with, misappropriate, infringe or otherwise violate any Intellectual Property Right of any Third Party or (iii) alleging that any Debtor infringed, misappropriated or otherwise violated any Intellectual Property Right of any Third Party.

(d) To Crusader’s Knowledge, no material Owned Intellectual Property Rights or Licensed Intellectual Property Rights has been adjudged invalid or unenforceable in whole or part, and, except as set forth on Schedule 3.17(d), to Crusader’s Knowledge, all such Owned Intellectual Property Rights and Licensed Intellectual Property Rights are valid and enforceable. None of the trademarks, service marks, applications for trademarks and applications for service marks included in any material Owned Intellectual Property Rights is currently the subject of an opposition or cancellation procedure.

Section 3.18 Insurance Coverage. Crusader has furnished or made available to the SandRidge Parties a list of, and true and complete copies of, all insurance policies and fidelity bonds relating to any Debtor, the business of the Debtors and/or the officers and employees of any Debtor. As of the date of this Agreement, there is no claim by any Debtor pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid and, to Crusader’s Knowledge, the Debtors have otherwise complied fully with the terms and conditions of all such policies and bonds. Crusader does not know of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds. Schedule 3.18 sets forth a list of all material insurance policies and fidelity bonds of the Debtors as of the date of this Agreement.

Section 3.19 Licenses and Permits.

(a) All Permits necessary with regard to the ownership or operation of the Oil and Gas Interests have been obtained and maintained in effect and no violations exist in respect of such Permits except for such non-compliance and failure to obtain or maintain, the existence of which have not had and would not reasonably be expected to have, individually or in the aggregate, a Crusader Material Adverse Effect.

(b) To Crusader’s Knowledge, there are no facts, conditions or circumstances in connection with, related to or associated with the Oil and Gas Interests or the ownership or operation of any thereof that could reasonably be expected to give rise to any claim or assertion that any Debtor, the Oil and Gas Interests or the ownership or operation of any thereof is not in compliance with any term or condition of any applicable Permit, except for such non compliance, failure to obtain or maintain, and such facts, conditions or circumstances, the existence of which have not had and would not reasonably be expected to have, individually or in the aggregate, a Crusader Material Adverse Effect.

(c) This Section 3.19 is not, and shall not be deemed to be, any representation or warranty with respect to employee benefit matters, which are covered exclusively in Section 3.22, or Environmental Law, which are covered exclusively in Section 3.23, or Taxes, which are covered exclusively in Section 3.24.

Section 3.20 Finders’ Fees. Except for Jefferies & Company, Inc. whose fees and expenses will be paid by Crusader or the Liquidating Trust, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Crusader who is or will be entitled to any fee or commission based on any arrangement or agreement made by or on behalf of Crusader in connection with the Transactions.

Section 3.21 Employees. Schedule 3.21 sets forth a true and complete list as of the date of this Agreement of the names, titles, annual salaries and other compensation of all directors and employees of any Debtor and the wage rates for non salaried employees of any Debtor (by classification).

Section 3.22 Employee Benefits Matters.

(a) Schedule 3.22 contains a correct and complete list identifying each material “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by Crusader or any of its ERISA Affiliates and covers any employee or former employee of Debtors, or with respect to which Crusader or any of its ERISA Affiliates has any liability. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been made available to the SandRidge Parties, together with the most recent Internal Revenue Service determination or opinion letter, if applicable, with respect to each such plan and the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust. Any such plans shall be hereafter referred to collectively herein as the “Employee Plans.”

(b) To Crusader’s Knowledge, each Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan. To Crusader’s Knowledge, neither Crusader nor any ERISA Affiliate nor any predecessor thereof, sponsors, maintains, contributes to, or has in the past six years prior to the Closing sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA.

(c) There is no current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the business of the Debtors, except as required to avoid excise tax under Section 4980B of the Code.

(d) Except as set forth on Schedule 3.22, no employee of any Debtor will become entitled to any bonus, retirement, severance, job security or similar benefit, or the enhancement of any such benefit, as a result of the Transactions.

(e) There is no action, suit, investigation, audit or proceeding pending against or, to Crusader’s Knowledge, involving or threatened against, any Employee Plan before any arbitrator or any Governmental Authority.

Section 3.23 Environmental Matters. Except as set forth in Schedule 3.23, as of the date of this Agreement:

(a) To Crusader’s Knowledge, no notice, notification, demand, request for information, citation, summons, directive, decree, injunction or order has been received that has not been resolved, responded to or complied with, no complaint has been filed, no penalty has been assessed and no investigation, action, claim, suit, proceeding or review is pending or, to Crusader’s Knowledge, threatened by any Governmental Authority or other Person against or affecting any Debtor and relating to or arising out of any Environmental Law.

(b) To Crusader’s Knowledge, there are no Claims against or relating to, and there are no other obligations or liabilities of, any Debtor, whether pre-petition, post-petition, administrative, priority, secured, unsecured, accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, and, to Crusader’s Knowledge, there are no facts, events, conditions, situations or sets of circumstances which could reasonably be expected to result in or be the basis for any such Claim, liability or obligation.

(c) To Crusader’s Knowledge, no polychlorinated biphenyls, radioactive material, lead, asbestos-containing material, incinerator, sump, surface impoundment, lagoon, landfill, septic, wastewater treatment or other disposal system or underground storage tank (active or inactive) is present at, on or under any property owned, leased or operated by any Debtor as of the date of this Agreement in a condition or manner in violation of any Environmental Law.

(d) To Crusader’s Knowledge, (i) no property owned, leased or operated by any Debtor and (ii) no property to which any Debtor has, directly or indirectly, transported or arranged for the transportation of any Hazardous Substances, is listed or proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar federal, state, local or foreign list of sites requiring investigation or cleanup.

(e) To Crusader’s Knowledge, each Debtor is in compliance (i) with all Environmental Laws in all material respects; and (ii) with all Permits relating to or required by Environmental Law in all material respects.

(f) To Crusader’s Knowledge, there has been no environmental investigation, study, audit, test, review or other analysis conducted in relation to any Debtor or the current or prior business of any Debtor or any property or facility now or previously owned, leased or operated by any Debtor which has not been delivered or made available to SandRidge, or posted in the Data Room available to SandRidge in the folder titled “Environmental Matters”, at least 10 days prior to the date hereof.

(g) No Debtor owns, leases or operates any property or conducts any operations in New Jersey or Connecticut.

No SandRidge Party shall have any rights under this Agreement or any other Transaction Document to which it is a party, with respect to the representation or warranty of Crusader set forth under this Section 3.23 except in the event of an intentional, knowing breach of the representation and warranty of Debtors contained in this Section 3.23.

Section 3.24 Taxes.

(a) Except as set forth on Schedule 3.24(a), to Crusader’s Knowledge (i) all Tax returns, statements, reports and forms (including estimated tax or information returns and reports) required to be filed with any Taxing Authority with respect to any Pre Closing Tax Period by or on behalf of any Debtor (collectively, the “Returns”), have, to the extent required by Applicable Law to be filed, been filed when due in accordance with all Applicable Law, (ii) as of the time of filing, the Returns were true and complete in all material respects; and (iii) each Debtor has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable.

(b) Except as set forth on Schedule 3.24(b), there is no claim, audit, action, suit, proceeding or investigation now pending or, to Crusader’s Knowledge, threatened against or with respect to any Debtor in respect of any Tax or Tax Asset.

(c) Except as set forth on Schedule 3.24(c), to Crusader’s Knowledge, no Tax Authority has asserted that any Debtor is or may be liable for Tax in a jurisdiction in which such entity does not file Returns.

(d) Schedule 3.24(d) sets forth in all material respects an estimate of the tax basis of the assets owned by Crusader or any Crusader Subsidiary as reflected in the books and records of the Debtors as of December 31, 2008. Crusader acknowledges that it has additional disclosure responsibilities with respect to this information as provided in Section 5.03(a).

Section 3.25 Antitakeover Statutes. Crusader has taken all action necessary to render the provisions of Sections 78.378 through 78.3793 and Sections 78.411 through 78.444 of Nevada Law, inapplicable to this Agreement and the other Transaction Documents and the Transactions, or such statutes are inapplicable to the Agreement, the other Transaction Documents and the Transactions by operation of law. No other “control share acquisition,” “fair price,” “moratorium” or other similar antitakeover statutes enacted under U.S. state or federal laws apply to this Agreement and the other Transaction Documents or the Transactions.

Section 3.26 Financial Accounts and Obligations. Schedule 3.26 sets forth a complete list of all financial accounts of the Debtors, including the account number and the name of the financial institution at which such account is held, and each letter of credit, performance bond, guarantee, security deposit or similar assurance of the Debtors granted to any Third Parties, including the amount of such obligation and the beneficiary of or counterparty to such obligation.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SANDRIDGE PARTIES

The SandRidge Parties jointly and severally represent and warrant to Crusader, as of the date hereof and as of the Closing Date, that:

Section 4.01 Corporate Existence and Power. Each SandRidge Party is a corporation or limited liability company, as the case may be, validly existing and in good standing under the laws of Delaware and has full power and authority to carry on its business as now conducted. SandRidge is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a SandRidge Material Adverse Effect. SandRidge has heretofore made available to Crusader true and complete copies of the Organizational Documents of the SandRidge Parties as currently in effect.

Section 4.02 Authorization. The execution, delivery and performance by each SandRidge Party of this Agreement and the other Transaction Documents to which it is or will be a party and the consummation of the Transactions are within the limited liability company or corporate powers, as the case may be, of such SandRidge Party and have been duly authorized by all necessary action on the part of such SandRidge Party. Each of this Agreement and the other Transaction Documents, dated as of the date hereof, to which any SandRidge Party is a party have been duly executed and delivered on behalf of such SandRidge Party and (assuming in each case due authorization, execution and delivery thereof by the other parties thereto) constitutes a valid and binding agreement of such SandRidge Party, enforceable against such SandRidge Party in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). All other Transaction Documents executed and delivered by any SandRidge Party shall, when executed and delivered by such SandRidge Party (assuming in each case due authorization, execution and delivery thereof by the other parties thereto) constitute valid and binding agreements of such SandRidge Party, enforceable against such SandRidge Party in accordance with their terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 4.03 Governmental Authorization. The execution, delivery and performance by each SandRidge Party of this Agreement and the other Transaction Documents to which it is or will be a party and the consummation by each SandRidge Party of the Transactions require no action by or in respect of, or filing with or notification to, any Governmental Authority other than (i) the entry by the Bankruptcy Court of the Disclosure Statement Order, the Bid Protection Order and the Confirmation Order, (ii) compliance with any applicable requirements of the HSR Act and (iii) compliance with the applicable requirements of the 1934 Act and any other applicable state or federal securities laws.

Section 4.04 Noncontravention. The execution, delivery and performance by each SandRidge Party of this Agreement and the other Transaction Documents to which it is or will be a party and the consummation by each SandRidge Party of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of its Organizational Documents, (ii) assuming compliance with the matters referred to in Section 4.04, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 4.04, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which SandRidge or any of its Subsidiaries is entitled under any provision of any Contract binding upon SandRidge or any of its Subsidiaries or by which their respective assets may be bound or any Permit affecting, or relating in any way to, any SandRidge Party or the assets or business of any SandRidge Party or (iv) result in the creation or imposition of any Lien on any asset of SandRidge or any of its Subsidiaries, other than Permitted Liens, with only such exceptions, in the case of each of clauses (ii) through (iv), as has not had and would not reasonably be expected to have, individually or in the aggregate, a SandRidge Material Adverse Effect.

Section 4.05 Capitalization.

(a) The authorized capital stock of SandRidge consists of 400,000,000 shares of SandRidge Stock and 50,000,000 shares of preferred stock, $0.001 per share. As of August 31, 2009, there were outstanding 183,511,377 shares of SandRidge Stock, 2,650,000 shares of preferred stock and no employee stock options to purchase shares of SandRidge Stock. All outstanding shares of capital stock of SandRidge have been duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights.

(b) Except as set forth in this Section 4.05 and for changes since August 31, 2009 resulting from the exercise of stock options or the grant of stock based compensation to directors or employees, as of the date hereof there are no outstanding (i) shares of capital stock or other voting securities of or ownership interests in SandRidge, (ii) securities of SandRidge convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in SandRidge, (iii) warrants, calls, options or other rights to acquire from SandRidge, or other obligation of SandRidge to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of SandRidge or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or voting securities of SandRidge (the items in clauses (i) through (iv) being referred to collectively as the “SandRidge Securities”). There are no outstanding obligations of SandRidge or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of SandRidge Securities.

(c) The shares of SandRidge Stock to be issued as part of the Purchase Consideration and the shares of SandRidge Stock issuable upon conversion of the Warrants have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, the Warrants and the other Transaction Documents, as applicable, (i) will have been validly issued, (ii) will be fully paid and nonassessable, (iii) assuming compliance by the recipient thereof, will not have been issued in violation of any federal or state securities laws, (iv) will be free and clear of all Liens and claims (other than Liens created by the holder of such shares of SandRidge Stock upon issuance, Liens set forth in SandRidge’s Organizational Documents and restrictions on transfer imposed by applicable federal and state securities laws) and (v) the issuance thereof is not subject to any preemptive or other similar right. Upon issuance of the Warrants, the shares of SandRidge Stock issuable upon conversion of the Warrants will have been duly reserved for issuance upon exercise of the Warrants.

Section 4.06 Subsidiaries.

(a) Each Subsidiary of SandRidge is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a SandRidge Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a SandRidge Material Adverse Effect. Each Subsidiary of SandRidge as of the date hereof that constitutes a “Significant Subsidiary” within the meaning of Rule 1-02 of Regulation S-X of the 1934 Act (each a “Significant Subsidiary”) and its respective jurisdiction of organization are identified in SandRidge’s Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2008.

(b) Except as set forth on Schedule 4.06(b), all of the outstanding capital stock or other voting securities of, or ownership interests in, each Significant Subsidiary of SandRidge, is owned by SandRidge, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of SandRidge or any of its Significant Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any of its Significant Subsidiaries or (ii) options or other rights to acquire from SandRidge or any of its Significant Subsidiaries, or other obligations of SandRidge or any of its Significant Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Significant Subsidiary of SandRidge (the items in clauses (i) and (ii) being referred to collectively as the “SandRidge Subsidiary Securities”). There are no outstanding obligations of SandRidge or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of SandRidge Subsidiary Securities.

Section 4.07 SEC Filings and the Sarbanes-Oxley Act.

(a) SandRidge has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by SandRidge to the SEC since December 31, 2008 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “SandRidge SEC Documents”).

(b) As of its filing date (and as of the date of any amendment), each SandRidge SEC Document complied, and each SandRidge SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and 1934 Act, as the case may be.

(c) As of its filing date, each SandRidge SEC Document filed pursuant to the 1934 Act did not, and each SandRidge SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) Each SandRidge SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) SandRidge has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are designed to ensure that material information relating to SandRidge, including its consolidated Subsidiaries, is made known to SandRidge’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. Such disclosure controls and procedures are effective in timely alerting SandRidge’s principal executive officer and principal financial officer to material information required to be included in SandRidge’s periodic and current reports required under the 1934 Act.

(f) SandRidge and its Subsidiaries have established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of SandRidge’s financial reporting and the preparation of SandRidge financial statements for external purposes in accordance with GAAP. SandRidge has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to SandRidge’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect SandRidge’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.

(g) There are no outstanding loans or other extensions of credit made by SandRidge or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of SandRidge. SandRidge has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

Section 4.08 Financial Statements. Each of the audited condensed consolidated balance sheet as of December 31, 2008 and the audited condensed consolidated statements of operations and cash flows of SandRidge and its Subsidiaries as of December 31, 2008 and the unaudited condensed consolidated balance sheet as of June 30, 2009 and the unaudited condensed consolidated statements of operations and cash flows of SandRidge and its Subsidiaries for the three-month period ended June 30, 2009, all of which as set forth in the SandRidge SEC Filings, fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of SandRidge and its Subsidiaries as of the dates thereof and its consolidated results of operations and cash flows for the periods then ended (subject to normal year end audit adjustments and the absence of notes in the case of the unaudited interim financial statements).

Section 4.09 Absence of Certain Changes. From December 31, 2008 to the date of this Agreement, (i) the business of SandRidge and its Subsidiaries has been conducted in the ordinary course consistent with past practice, and (ii) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a SandRidge Material Adverse Effect.

Section 4.10 Litigation. As of the date hereof, there is no Proceeding (or any basis therefor) pending against, or, to the Knowledge of SandRidge, threatened against or affecting SandRidge, any of its Subsidiaries, any present or former officer, director or employee of SandRidge or any of its Subsidiaries or any other Person for whom SandRidge or any of its Subsidiaries may be liable or any of their respective properties, that, (i) if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to have, individually or in the aggregate, a SandRidge Material Adverse Effect, (ii) in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Transactions or (iii) affects the execution and delivery by SandRidge of this Agreement and the other Transaction Documents to which it is or will be a party.

Section 4.11 Compliance with Laws and Court Orders. SandRidge and each of its Subsidiaries is and for the past six years has been in compliance with, and to the Knowledge of SandRidge is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a SandRidge Material Adverse Effect. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against SandRidge or any of its Subsidiaries that (i) has had or would reasonably be expected to have, individually or in the aggregate, a SandRidge Material Adverse Effect, (ii) in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Transactions or (iii) affects the execution and delivery by SandRidge of this Agreement and the other Transaction Documents to which it is or will be a party.

Section 4.12 Financing. As of the date of this Agreement and from and after the date of this Agreement continuously through the time at which Buyer pays the Cash Consideration pursuant to Section 2.02(e)(iii) and, if applicable, Buyer makes a Closing Loan pursuant to Section 2.02(c), the SandRidge Parties collectively have sufficient cash, committed and available lines of credit or other sources of committed and available funds to enable the SandRidge Parties to perform all of their respective obligations under this Agreement and the other Transaction

Documents to which any SandRidge Party is or will be a party, including to pay the Cash Consideration and, if applicable, make a Closing Loan in accordance with the terms of this Agreement and the Closing Loan Agreement.

Section 4.13 Finders’ Fees. Except for Deutsche Bank Securities Inc., whose fees and expenses will be paid by SandRidge, there is no investment banker, broker, finder or other intermediary which has been or will be retained by or authorized to act on behalf of any SandRidge Parties who might be entitled to any fee, commission or other compensation in connection with the Transactions.

Section 4.14 Investor Status; Investigation.

(a) The New Crusader Shares are being acquired by Buyer for investment purposes only, for Buyer’s own account and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the 1933 Act.

(b) Buyer is an “accredited investor” as defined in Regulation D promulgated under the 1933 Act. Buyer acknowledges that the New Crusader Shares have not been registered under the 1933 Act or any state or foreign securities laws and that the New Crusader Shares may not be sold, transferred, offered for sale, pledged hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the 1933 Act and are registered under any applicable state or foreign securities laws or pursuant to an exemption from registration under the 1933 Act and any applicable state or foreign securities laws.

(c) Buyer has such expertise, knowledge and sophistication in financial and business matters generally that it is capable of evaluating, and has evaluated, the merits and economic risks of its investment in the Reorganized Crusader.

(d) Buyer has had the opportunity to examine all aspects of Crusader and/or the Reorganized Crusader, as applicable, that Buyer has deemed relevant and has had access to all information requested by Buyer with respect to Crusader and/or the Reorganized Crusader, as applicable, in order to make an evaluation thereof. In connection with the Transactions, Buyer has had the opportunity to ask such questions of and receive answers from the Representatives of Crusader and obtain such additional information about Crusader and/or the Reorganized Crusader, as applicable, as Buyer deems necessary for an evaluation thereof.

ARTICLE V

COVENANTS OF CRUSADER

Crusader agrees that:

Section 5.01 Conduct of the Business. From the date hereof until the Closing or, if earlier, the termination of this Agreement, except (v) as required by this Agreement or any other Transaction Documents, (w) as required by any under any lease, Contract, or instrument listed on any Schedule hereto, (x) as required by any Applicable Law or any Governmental Authority (including by order or directive of the Bankruptcy Court or fiduciary duty of the Debtors) or any requirements or limitations resulting from the Bankruptcy Cases, (y) to the extent related solely to Trust Assets and/or Trust Liabilities, or (z) as otherwise consented to in writing by SandRidge:

(a) Crusader agrees that it shall, and that it shall cause each of its Subsidiaries to, conduct the business of the Debtors in the Ordinary Course of Business and use all commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all Permits as may be necessary for the Reorganized Debtors to own and, with respect to Operated Properties, operate (in the Ordinary Course of Business) the Oil and Gas Interests following the Closing and (iii) comply in all material respects with all Applicable Laws; and

(b) Crusader shall not, and shall not permit any of its Subsidiaries to:

(i) amend, waive or otherwise modify any of its Organizational Documents (whether by merger, consolidation or otherwise);

(ii) (A) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or other equity securities, other than dividends by any of its wholly-owned Subsidiaries to Crusader or (B) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Crusader Securities or any Subsidiary Equity;

(iii) (A) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of capital stock or other equity securities, or (B) amend, waive or otherwise modify any term of any Crusader Security or any Crusader Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(iv) except with respect to those matters identified on Schedule 5.01 (which expenditures shall be deemed permitted under this Section 5.01(b)(iv)), incur or make, commit to incur or make, any capital or operating expenditures, other than capital expenditures not exceeding $250,000 in the aggregate (net to Debtors’ interest) during any calendar month, except when required by an emergency when there shall have been insufficient time to obtain advance consent (provided, that Crusader will promptly notify SandRidge of any such emergency expenditures);

(v) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than purchases of supplies in the Ordinary Course of Business;

(vi) sell, lease or otherwise transfer, or voluntarily grant to any Third Party any Lien on, any Oil and Gas Interests, or otherwise divest or relinquish any right or asset having a value of $100,000 or more, other than (A) sales of inventory in the Ordinary Course of Business, (B) relinquishments resulting from the expiration of Oil and Gas Leases that Debtors do not have a right or option to renew, (C) Contracts for the sale of Hydrocarbons in the Ordinary Course of Business, not to exceed one month in duration and (D) sales or other dispositions of materials, supplies, machinery, equipment, improvements, or other personal property or fixtures in the Ordinary Course of Business which have been replaced with an item of substantially equal suitability;

(vii) except as in effect on the date of this Agreement, create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or any guarantees thereof;

(viii) assume or reject any 365 Contract, provided that the Debtors shall be permitted to reject any 365 Contract that is not a Desired 365 Contract at any time after the 365 Notice Date and assume any Desired 365 Contract at any time that such Contract is designated as a Desired 365 Contract in accordance with Section 5.04;

(ix) enter into any material Contract that if entered into prior to the date hereof would be required to be listed in Schedule 3.10(a) other than (A) Contracts for capital expenditures permitted under Section 5.01(b)(iv) and Contracts permitted under Section 5.01(b)(vi), (B) Contracts of the type described in Section 3.10(a)(ii), Section 3.10(a)(iv), and Section 3.10(a)(vi) entered into in the Ordinary Course of Business, (C) confidentiality agreements entered into in accordance with the Bid Protection Order, and (D) Contracts entered into to resolve Claims or otherwise in connection with the Bankruptcy Cases that would not affect any property or assets (other than cash) of any Debtor, create any obligation to be performed by any Reorganized Debtor after the Closing or otherwise adversely affect any Reorganized Debtor after the Closing.

(x) amend or modify in any material respect or terminate any material Contract (other than terminations or expiration in accordance with its terms);

(xi) request that the Bankruptcy Court approve or authorize the Debtors to take or omit to take any action that would breach the Debtor’s covenants under this Agreement or any other Transaction Document;

(xii) (A) grant or amend any severance or termination pay or other arrangement with any director, officer or employee of any Debtor, (B) enter into or amend employment, deferred compensation or similar agreement with any director, officer or employee of any Debtor, (C) establish, adopt or amend (except as required by Applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of any Debtor (except that Crusader may amend its tax-qualified 401(k) plan in order to facilitate the termination of such plan in accordance with Section 5.08) or (D) increase the compensation, bonus or other benefits payable to any director, officer or employee of any Debtor;

(xiii) change the methods of accounting or accounting practice by Crusader, except as required by concurrent changes in GAAP as agreed to by its independent public accountants;

(xiv) settle, or offer or propose to settle, (A) any material litigation, investigation, arbitration, proceeding or other claim involving or against any Debtor or (B) any litigation, arbitration, proceeding or dispute that relates to the Transactions;

(xv) make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of increasing the Tax liability or reducing any Tax Asset of Crusader, any of its Subsidiaries, SandRidge or any Affiliate of SandRidge; or

(xvi) agree, resolve or commit to do any of the foregoing.

Section 5.02 No Solicitation; Other Offers.

(a) From and after the execution hereof until the Closing or, if earlier, the termination of this Agreement, except as permitted by Section 5.02(b) or, after entry of the Bid Protection Order, as expressly permitted or required by the Bid Protection Order, Crusader agrees that it shall not, it shall not permit any of its Subsidiaries to, and it shall instruct its or their respective Representatives not to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage the submission of any offer, proposal or inquiry relating to any Alternative Transaction, (ii) furnish any non-public information relating to any Debtor or afford access to any properties, assets, books or records of any Debtor or the business of the Debtors to, or otherwise knowingly assist, participate in, facilitate or encourage any effort by, any Third Party that, to Crusader’s Knowledge, is considering or seeking to make, or has made, any offer, proposal or inquiry relating to any Alternative Transaction, (iii) enter into or participate in any discussions or negotiations relating to any Alternative Transaction with any Third Party that is considering or seeking to make, or has made, any offer, proposal or inquiry relating to any Alternative Transaction except, prior to the Bid Deadline, as necessary to ascertain the terms of and understand any such offer, proposal or inquiry relating to an Alternative Transaction or (iv) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Alternative Transaction. It is agreed that any violation of the restrictions on Crusader set forth in this Section by any Subsidiary or Representative of any Debtor shall be a breach of this Section by Crusader. Nothing in this Section 5.02 shall prohibit the Debtors from making non-public information relating to the Debtors available through the Debtors’ on-line data room (the “Data Room”), or otherwise maintaining and continuing to allow access to the Data Room, to any Third Party who has access to the Data Room as of the date of this Agreement.

(b) At any time after entry of the Bid Protection Order until the Successful Bidder has been determined in accordance with the Bid Procedures approved pursuant to the Bid Protection Order, Crusader may, directly or indirectly through its Representatives, (i) engage in discussions and negotiations regarding an Alternative Transaction with (A) any Third Party with whom Crusader and/or its Representatives have engaged in discussions regarding an Alternative Transaction prior to the date hereof and each such Third Party’s Representatives and (B) any other Third Party (and such Third Party’s Representatives) that has made a bona fide written proposal after the date hereof and prior to the Bid Deadline relating to an Alternative Transaction that the Board of Directors reasonably believes constitutes or could lead to a Superior Proposal (either of (A) or (B), an “Alternative Bidder”), and (ii) furnish to such Alternative Bidder and its Representatives, and to any other Third Party that has made a request therefor in connection with its consideration of making an offer or proposal relating to a Alternative Transaction, public or non-public information relating to any Debtor pursuant to a confidentiality agreement with such Alternative Bidder containing terms that are no less favorable to Crusader than those contained in the confidentiality agreement dated February 3, 2009, as amended April 28, 2009, between Crusader and SandRidge (the “Confidentiality Agreement”) and afford to any such Alternative Bidder who has signed a confidentiality agreement access to any properties, assets, books or records of any Debtor or the business of the Debtors; provided that (i) Crusader must provide or make available to SandRidge all such information (to the extent not previously provided or made available to SandRidge) prior to or substantially concurrently with the time it is provided or made available to such Alternative Bidder and (ii) Alternative Bidders who have signed a confidentiality agreement prior to the date of this Agreement shall not be required to sign another confidentiality agreement after the date hereof as a condition to receiving non-public information relating to the Debtors, so long as such confidentiality agreement has a remaining term of not less than 90 days from the date hereof.

(c) Crusader agrees that it will not terminate this Agreement pursuant to Section 9.01(e)(i), unless (i) it receives prior to the Bid Deadline an offer or proposal for an Alternative Transaction that the Board of Directors reasonably believes in its business judgment constitutes or could lead to a Superior Proposal and (ii) an Alternative Transaction is selected as the Successful Bid pursuant to the Bid Protection Order.

Section 5.03 Additional Financial Information.

(a) Crusader agrees to use all commercially reasonable efforts to provide SandRidge with (i) the audited consolidated balance sheet of the Debtors as of December 31, 2008 (the “2008 Balance Sheet”) and the audited consolidated statements of operations and cash flows of the Debtors, for the year then ended, including any notes thereto, as soon as practicable after the date hereof; (ii) simultaneously with the provision of the 2008 Balance Sheet, Crusader will provide SandRidge with (A) a written representation from an authorized officer of Crusader that the deferred tax asset for property and equipment reported in the footnotes to the 2008 Crusader audited financial statements consists solely of the tax effect of the difference in the value of the tax basis and book basis for property and equipment and such statement shall specify the amounts of each of the tax basis and book basis relating to oil and gas assets and to non-oil and gas assets as of December 31, 2008, and (B) a true-up of Schedule 3.24(d) based on the actual results of the 2008 federal income tax return (Form 1120) filed by Crusader; (iii) financial statements of the Debtors (in the same format as the June 30, 2009 trial balance which is attached as a part of Part II of Schedule 3.08) for each calendar month completed after June 30, 2009, and on or prior to September 30, 2009, in each case by no later than October 26, 2009; (iv) financial statements of the Debtors (in the same format as the June 30, 2009 trial balance which is attached as a part of Part II of Schedule 3.08) for each calendar month completed after September 30, 2009 and prior to the Closing Date, within 25 calendar days after the end of each such month; and (v) the unaudited (but reviewed by KPMG LLP) consolidated balance sheet and unaudited consolidated statements of operations and cash flows of the Debtors for each of the fiscal quarters ending March 31, 2009, June 30, 2009 and September 30, 2009 prior to Closing, ((i), (ii), (iii), (iv) and (v) collectively, the “Post-Signing Financial Statements”).

(b) Crusader shall cause the Post-Signing Financial Statements delivered in accordance with Section 5.03(a) to fairly present, to Crusader’s Knowledge, in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Debtors as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year end audit adjustments and the absence of notes in the case of any unaudited interim financial statements).

(c) Prior to the Closing, Crusader agrees to use all commercially reasonable efforts to provide the SandRidge Parties with any financial statements, financial information or other related financial documentation, and to cause its management to provide any such consents, management letters or other related financial documentation to KPMG LLP related to the Debtors, in each case as reasonably requested by SandRidge in connection with the preparation by SandRidge of any financial reports required pursuant to Rule 3-05 of Regulation S-X or otherwise required under the 1933 Act or 1934 Act.

Section 5.04 Assumption and Rejection of Executory Contracts and Leases.

(a) Schedule 5.04(a) sets forth a complete set of the most recent “Schedule G – Executory Contracts and Unexpired Leases” of the Debtors that has been filed with the Bankruptcy Court prior to the date hereof (as such schedules may from time to time be amended or supplemented with written notice to the SandRidge Parties, the “365 Schedule”). Crusader agrees to amend or supplement the 365 Schedule from time to time promptly, and to provide the SandRidge Parties written notice thereof, upon its determination that any Debtor is party to a 365 Contract that is not then set forth on the 365 Schedule. At least 10 days prior to the date of mailing of notice in accordance with the Bid Protection Order (the “365 Notice Date”) to all parties to 365 Contracts to be assumed, Crusader will deliver to SandRidge a copy of the 365 Schedule together with Crusader’s good faith estimate of the Cure Costs that would be payable by any Debtor in connection with the assumption of each 365 Contract and, to the extent practicable, a good faith estimate of the rejection damages that would be payable by any Debtor in connection with the rejection of each 365 Contract (the actual amount of such rejection damages that would be payable by any Debtor pursuant to the Plan, as finally determined, “Rejection Amount”). If Crusader has not previously provided or made available to the SandRidge Parties a copy of any such 365 Contract, including any amendments, waivers or other modifications thereof, Crusader shall upon SandRidge’s request (i) provide a copy of such 365 Contract to SandRidge if Crusader has a copy of such 365 Contract readily available in its files or (ii) use its commercially reasonable efforts to obtain a copy of such 365 Contract if Crusader does not have a copy of such 365 Contract readily available in its files and, upon obtaining a copy, provide a copy of such 365 Contract to SandRidge.

(b) No later than 3 days prior to the 365 Notice Date, SandRidge shall provide Crusader with a list of the 365 Contracts listed on the 365 Schedule received from Crusader that the SandRidge Parties desire to be assumed by the Debtor party thereto (collectively, and as further modified by the SandRidge Parties pursuant to the provisions of this Section 5.04(b), the “Desired 365 Contracts”). As promptly as practicable following the designation by the SandRidge Parties of any 365 Contract as a Desired 365 Contract, the Debtors shall commence appropriate proceedings before the Bankruptcy Court and otherwise take all necessary actions in order to determine the Cure Costs with respect to such Desired 365 Contract and to effect the assumption of such Desired 365 Contract by the applicable Debtor in accordance with the Bankruptcy Code, effective as of the Closing. Furthermore, Crusader shall take all necessary actions in order to effect the rejection or assignment to the Liquidating Trust (or, at the direction of Crusader or the Liquidating Trustee, to Newco) by the applicable Debtor of each 365 Contract that is not a Desired 365 Contract at or prior to the Closing. Notwithstanding the foregoing, (x) at any time prior to twelve calendar days before the commencement of the Confirmation Hearing (or, if any 365 Contract is first identified to SandRidge by Crusader or first identified to Crusader by SandRidge between the beginning of such twelve calendar days and the commencement of the Confirmation Hearing, within one Business Day of such identification), SandRidge may designate any 365 Contract that has not been rejected as a Desired 365 Contract and upon receipt of any such notice Debtors shall use commercially reasonable efforts to effect the assumption of such 365 Contract by the applicable Debtor in accordance with the Bankruptcy Code and, if Debtors are successful in effecting such assumption as of Closing, such 365 Contract shall become a Desired 365 Contract and (y) at any time prior to twelve calendar days before the commencement of the Confirmation Hearing SandRidge may designate any Desired 365 Contract that has not been assumed as one that the SandRidge Parties no longer desire to have assumed and such 365 Contract shall be deemed not to be a Desired 365 Contract. Notwithstanding anything to the contrary herein, SandRidge shall designate a Contract that contains the terms set forth on Exhibit F and is otherwise reasonably acceptable to SandRidge as a Desired 365 Contract and shall not have any rights to designate such Contract not to be a Desired 365 Contract, and such Contract shall be deemed a Desired 365 Contract for all purposes hereunder.

(c) At or prior to the Closing, Crusader shall pay, or cause its Subsidiaries to pay, or cause the Liquidating Trust after the Closing to pay all Cure Costs with respect to the Desired 365 Contracts, and the Debtors shall provide adequate assurance of future performance of all of the Desired 365 Contracts so that all Desired 365 Contracts can be assumed by the Debtors at or prior to the Closing in accordance with the provisions of Section 365 of the Bankruptcy Code and this Agreement (provided that the SandRidge Parties shall cooperate with Debtors in providing such adequate assurance of future performance of all of the Desired 365 Contracts and the SandRidge Parties acknowledge that such cooperation may require the SandRidge Parties to provide information regarding SandRidge and its Subsidiaries, as well as a commitment of performance by SandRidge and/or its Subsidiaries with respect to the Desired 365 Contracts from and after the Closing to demonstrate adequate assurance of the performance of the Desired 365 Contracts, and the Debtors’ obligation to provide such adequate assurances is subject to the cooperation and providing of such information and commitment by the SandRidge Parties). Except as set forth in this Section 5.04(c) and in Section 5.04(f), neither SandRidge nor any of its Subsidiaries (including the Reorganized Debtors) shall have any liability or obligation to any Person for any default under or Cure Costs related to any 365 Contract of any Debtor existing at or prior to the Closing.

(d) Crusader agrees to provide to SandRidge a copy of any motion, application or other court document filed with, and any proposed orders submitted to, the Bankruptcy Court seeking authorization to assume or reject any 365 Contract, enter into, amend or waive any provision of any Contract, other than as permitted under Section 5.01, in advance of filing (with a reasonable opportunity to review and comment on same) all of which must be, prior to filing, in form and substance reasonably satisfactory to SandRidge in all material respects.

(e) Each 365 Contract that is assumed by any Debtor in accordance with this Agreement shall vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms as of the Closing.

(f) If any 365 Contract listed on Schedule 5.04(a), other than the 365 Contracts listed on Schedule 5.04(f) (the “Initial Rejected Contracts”), is (i) not designated by SandRidge as a Desired 365 Contract in accordance with Section 5.04(b) or (ii) if any 365 Contract listed on Schedule 5.04(a), other than Initial Rejected Contracts, is designated as a Desired 365 Contract and subsequently deemed not to be a Desired 365 Contract as permitted under Section 5.04(b)(y) (all such 365 Contracts described in clauses (i) and (ii), collectively, the “No Longer Desired 365 Contracts”), and the aggregate actual amount to be paid by the Debtors (or the Liquidating Trust) pursuant to the Plan in respect of the Rejection Amounts related to all No Longer Desired 365 Contracts exceeds the aggregate Cure Costs that would be payable if such No Longer Desired 365 Contracts would be assumed by the applicable Debtors, then the Cash Consideration payable by Buyer pursuant to Section 2.01(ii) shall be increased by the amount that such Rejection Amounts exceed such Cure Costs.

Section 5.05 Well Elections. If any Debtor is provided notice of any proposed drilling, reworking, recompletion, sidetracking, deepening or similar activity with respect to any well (other than a Trust Asset), then (i) if the expenditures with respect to such activity are identified on Schedule 5.01, Debtors shall elect to participate in such activity and (ii) if expenditures with respect to such activity are not identified on Schedule 5.01, the Debtors shall provide notice of such proposal, together with relevant seismic and other data relating to such proposal that is in Debtors’ possession, to SandRidge promptly after Debtors’ receipt of notice of such proposal. SandRidge shall respond to any such notice provided to SandRidge promptly after SandRidge’s receipt of such notice. If SandRidge (A) instructs Debtors in writing to participate in such activity sufficiently in advance of the deadline to make an election to participate, Debtors shall elect to participate in such activity (subject to approval by the Bankruptcy Court, if required) and the expenditures paid by Debtors with respect to such activity prior to Closing shall be deemed permitted under Section 5.01(b)(iv) for purposes of Section 2.01(ii)(B)(y) and (B) instructs Debtors in writing not to participate in such activity, or fails to timely instruct Debtors in writing to participate in such activity, Debtors may, at Debtors’ option, elect to participate in such activity but the expenditures paid by Debtors with respect to such activity shall not be deemed permitted under Section 5.01(b)(iv) for purposes of Section 2.01(ii)(B)(y) and to the extent Debtors shall have incurred any obligation in excess of $25,000 in the aggregate with respect to such activity that shall not have been paid as of the Closing the Cash Consideration shall be reduced by the amount of such incurred but unpaid obligation.

Section 5.06 Plan-Related Covenants.

(a) Each Debtor agrees that it will not identify any assets as Liquidating Trust Assets (as defined in the Plan) pursuant to Section 6.11 of the Plan (or any successor or similar provision) other than the assets set forth on Schedule 2.02 (subject to Section 2.08), any Initial Rejected Contract, any No Longer Desired 365 Contract and any other assets of the Debtors that SandRidge has requested in writing not vest in the Reorganized Debtors as of the Closing, except with the consent of SandRidge.

(b) Each Debtor agrees that it will not include on any list of property of the Estates (as defined in the Plan) to be abandoned pursuant to Section 20.15 of the Plan any property other than any Trust Assets and any property of the Debtors that SandRidge has requested in writing not vest in the Reorganized Debtors as of the Closing, except with the prior written consent of SandRidge.

Section 5.07 Assumption of Oil and Gas Leases. Crusader agrees to: (a) file with the Bankruptcy Court, by no later than October 2, 2009, a motion for an order authorizing the Debtors to assume all of their respective Oil and Gas Leases in the (i) State of Kansas pursuant to Section 365 of the Bankruptcy Code, and (ii) State of Louisiana solely to the extent Section 365 of the Bankruptcy Code is applicable, in each case other than Oil and Gas Leases listed on Schedule 2.02, which motion must be in form and substance reasonably acceptable to SandRidge, provided that (x) no party admits that such Oil and Gas Leases are covered by Section 365, and (y) to the extent the Louisiana Oil and Gas Leases are executory contracts, such assumption pursuant to Section 5.07(a)(ii) shall be subject to the occurrence of the effective date of the Plan, and (B) obtain entry of an order granting the motion and such assumption, if applicable, by October 26, 2009, provided that SandRidge agrees that such Oil and Gas Leases in this Section 5.07 shall be Vested Assets (as defined in the Plan) and SandRidge shall not remove such Oil and Gas Leases from the list of Vested Assets.

Section 5.08 Termination of Crusader 401(k) Plan. On or prior to the Closing Date, Crusader agrees to take all actions necessary to terminate its tax-qualified 401(k) plan, including terminating the trust governing such plan.

ARTICLE VI

COVENANTS OF SANDRIDGE

SandRidge agrees that:

Section 6.01 Conduct of SandRidge. From the date hereof until the Closing or, if earlier, the termination of this Agreement, SandRidge agrees that it shall, and that it shall cause each of its Subsidiaries to conduct its business in the ordinary course consistent with past practice and use all commercially reasonable efforts to preserve intact its business organizations and relationships with Third Parties and to keep available the services of its present officers and employees. For the avoidance of doubt, it is consistent with past practice and in the ordinary course of its business for SandRidge and its Subsidiaries to, from time to time, consider, evaluate and enter into transactions with Third Parties providing for the purchase or sale of, or investment in, oil and gas properties and/or related businesses, which may be structured as a purchase or sale of assets or stock, merger or other business combination transaction. Without limiting the generality of the foregoing, from the date hereof until the Closing or, if earlier, the termination of this Agreement, SandRidge shall not, and shall not permit Buyer to amend its Organizational Documents (whether by merger, consolidation or otherwise).

Section 6.02 Stock Exchange Listing. SandRidge shall use its commercially reasonable efforts to cause the shares of SandRidge Stock to be issued as part of the Purchase Consideration and the shares of SandRidge Stock issuable upon exercise of the Warrants, as applicable, to be listed on the New York Stock Exchange, subject to official notice of issuance.

Section 6.03 Health Coverage. From and after the Closing Date, SandRidge shall provide coverage under a group health plan sponsored by SandRidge to (a) any “qualified beneficiary” (as defined in Sections 601, et. seq. of ERISA and Section 4980B of the Code, said provisions referred to herein as “COBRA”) with respect to any former employee of Crusader or its Subsidiaries who experienced a “qualifying event” (as defined in COBRA) prior to the Closing Date, for a period of time no less than the period prescribed by COBRA, and (b) any employee of Crusader or its Subsidiaries immediately prior to the Closing Date (or the spouse or any dependent child of such employee) who loses coverage under a group health plan sponsored by Crusader or SandRidge (or one of their respective Affiliates) on or within one year after the Closing Date, for a period of no less than the greater of (i) eighteen months from the date of loss of coverage, or (ii) the period prescribed by COBRA. SandRidge shall be responsible for the notices, extension of continuation coverage and other compliance with COBRA as to any of the persons described in clauses (a) and (b) of the preceding sentence. In addition, SandRidge shall take such action as may be necessary so that, on and after the Closing Date, and for one year thereafter, employees of Crusader or its Subsidiaries who after the Closing Date are employed by SandRidge or an Affiliate of SandRidge (“Transferred Employees”) are provided health care coverage either, as SandRidge may determine in its discretion from time to time, (A) pursuant to terms and conditions of the health care arrangement as in effect and maintained by Crusader immediately prior to the Closing Date (to the extent SandRidge decides to maintain such arrangement following the Closing), or (B) pursuant to a health care plan or program sponsored by SandRidge on substantially the same basis as employees of SandRidge and its Subsidiaries having similar responsibilities and positions. The eligibility of any Transferred Employee to participate in any health care plan or program of SandRidge or its Subsidiaries shall not be subject to any exclusions for any pre-existing conditions if such individual met the participation requirements of similar benefit plans and programs of Crusader and its Subsidiaries. Amounts paid before the Closing by Transferred Employees under any health plans of Crusader and its Subsidiaries shall, after the Closing, be taken into account in applying deductible and out-of-pocket limits applicable under the health plans of SandRidge and its Subsidiaries provided as of the Closing to the same extent as if such amounts had been paid under such health plans to SandRidge and/or its Subsidiaries.

Section 6.04 Access. SandRidge agrees that, following the Closing, and subject to Applicable Law, the Confidentiality Agreement and except as may be necessary to protect any applicable legal privilege, it shall (and shall cause its Subsidiaries, including the Reorganized Debtors, to) give to the Liquidating Trust and its Representatives reasonable access during normal business hours to the offices, books and records relating to the Debtors or any of their businesses or operations for any and all periods prior to or including the Closing Date as the Liquidating Trust and its Representatives may reasonably request and to make copies of the same in connection with (a) the preparation of Tax returns or information returns, (b) reports or other obligations by the Liquidating Trust or Newco to Governmental Authorities, (c) with respect to the administration of the Trust Assets or Trust Liabilities, (d) with respect to the administration of the Bankruptcy Cases, (e) pursuing, prosecuting, or commencing litigation on account of or relating to Trust Assets, including avoidance actions, (f) objecting to proofs of claims or administrative expense claims and (g) any final determination of any audit or examination, Proceeding, or determination. SandRidge shall (and shall cause its Subsidiaries, including the Reorganized Debtors, to) preserve all such books and records for a period of seven (7) years after the Closing; provided, however, that SandRidge shall have the right at any time after the second anniversary of the Closing Date to request in writing that the Liquidating Trust (so long as the Liquidating Trust is in existence) take any such records and, if it does not agree to take such records within ninety (90) Business Days after receipt of the request, SandRidge (or its Subsidiaries, as applicable) may dispose of such records.

Section 6.05 Tax Refunds.

(a) The SandRidge Parties shall use commercially reasonable efforts to claim and prosecute, or to cause the Reorganized Debtors to claim and prosecute, all properly allowable Tax Refunds of the Debtors for all Crusader Tax Periods and the portion of any Straddle Tax Period ending on and including the day before the Allocation Date (determined in accordance with Section 6.05(b)). The SandRidge Parties shall be entitled to reimbursement for all of their reasonable out-of-pocket expenses (including reasonable accountant’s and attorney’s fees and expenses) relating to claiming and prosecuting such Tax Refund. All Tax Refunds of the Debtors, including all amounts received by the SandRidge Parties or any Reorganized Debtor from any Third Party operator on account of Tax Refunds received by such Third Party with respect to any Vested Assets (as defined in the Plan), for all Crusader Tax Periods and the portion of any Straddle Tax Period, in either case ending on and including the day before the Allocation Date shall be for the account of the Liquidating Trust and shall be promptly paid to the Liquidating Trust when received by the SandRidge Parties or any Reorganized Debtor; provided that the SandRidge Parties will be able to retain any portion or all of any Tax Refund to the extent they are entitled to reimbursement under this Section 6.05 or Section 6.06 or for any Crusader Taxes (other than the Accrued Tax Liabilities) that SandRidge or any of its Subsidiaries have paid after the Closing or that SandRidge reasonably believes may be payable by SandRidge or any of its Subsidiaries.

(b) For purposes of Section 6.05(a), Tax Refunds of the Debtors for the portion of any Straddle Tax Period ending on and including the day before the Allocation Date shall be:

(i) in the case of Tax Refunds attributable to Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any production, sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be allowed as a Tax Refund if the Tax period of the Debtors ended with (and included) the day before the Allocation Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the day before the Allocation Date and the period beginning on the Allocation Date in proportion to the number of days in each period; and

(ii) in the case of Tax Refunds attributable to Taxes that are imposed on a periodic basis with respect to the assets or capital of the Debtors, deemed equal to the amount that would be allowed as a Tax Refund for the entire Straddle Period, multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the day before the Allocation Date and the denominator of which is the number of calendar days in the entire period.

Section 6.06 Tax Returns.

(a) The SandRidge Parties shall prepare or cause to be prepared all Tax Returns of the Debtors required to be filed after the Closing Date for all Crusader Tax Periods and Straddle Tax Periods. The SandRidge Parties shall be entitled to reimbursement for all of their reasonable out-of-pocket expenses (including reasonable accountant’s and attorney’s fees and expenses) relating to the preparation of any Tax Returns for any period or portion thereof ending on the Closing Date. Each such Tax Return shall be prepared on a basis consistent with past practice except to the extent otherwise required by Applicable Law. In preparing such Tax Returns, the SandRidge Parties shall seek to minimize Taxes for which the Liquidating Trust may be responsible; provided that the SandRidge Parties will be under no obligation to apply for the benefit of the Liquidating Trust any Tax Asset created on or after the Allocation Date nor to take any position that the SandRidge Parties reasonably believe is not at least at a “should” level to be sustained on audit unless the Liquidating Trust delivers an opinion of counsel to the contrary. Nothing in this provision shall be construed as limiting the obligations of the Liquidating Trust with respect to Crusader Taxes as set forth in the Plan. Not later than thirty (30) days prior to the due date for filing any such Tax Return including all applicable extensions, the SandRidge Parties shall deliver a copy of such Tax Return, together with all supporting documentation and workpapers, to the Liquidating Trust for its review and approval not to be unreasonably withheld, conditioned or delayed. The Liquidating Trust shall have 15 calendar days from the date of receipt of such Tax Returns from the SandRidge Parties to provide the SandRidge Parties with any requested modifications to such Tax Returns. Further, the SandRidge Parties shall incorporate any modifications timely requested by the Liquidating Trust if, at the request of SandRidge, the Liquidating Trust demonstrates to the reasonable satisfaction of the SandRidge Parties that the requested modifications reflect positions that are at least at a “should” level to be sustained on audit. The SandRidge Parties will cause such Tax Return to be timely filed and will provide a copy to the Liquidating Trust. Notwithstanding anything in this Agreement to the contrary, the Liquidating Trust shall not be responsible for the Accrued Tax Liabilities.

(b) The SandRidge Parties shall not amend any Tax Returns of the Debtors that are attributable to Crusader Tax Periods or Straddle Tax Periods without the prior written consent of the Liquidating Trust, which consent shall not be unreasonably denied, conditioned or delayed.

Section 6.07 Disclosure Statement. SandRidge hereby consents to the inclusion (or incorporation by reference) of the SandRidge Disclosure Statement Information in the Disclosure Statement. Prior to the initial filing of the Disclosure Statement with the Bankruptcy Court, SandRidge shall obtain (and deliver copies thereof to the Debtors) consent of each of PricewaterhouseCoopers LLP, Netherland, Sewell & Associates, Inc. and DeGolyer and

MacNaughton to allow the reports of such Persons or references to such Persons and/or the reports of such Persons included in the SandRidge Disclosure Statement Information to be included in the Disclosure Statement.

ARTICLE VII

COVENANTS OF SANDRIDGE AND CRUSADER

SandRidge and Crusader agree that:

Section 7.01 Commercially Reasonable Efforts; Further Assurances.

(a) Subject to the terms and conditions of this Agreement and subject to the Bankruptcy Code and any orders of the Bankruptcy Court, SandRidge and Crusader each agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to consummate the Transactions, including (i) finalizing, executing and delivering all Transaction Documents to which it or any of its Subsidiaries is a party prior to the Closing, (ii) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (iii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the Transactions; provided that the parties hereto understand and agree that the commercially reasonable efforts of any party hereto shall not be deemed to include (A) except as expressly set forth in this Agreement, entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the Transactions or (B) divesting or otherwise holding separate (including by establishing a trust or otherwise) any assets of Crusader, SandRidge or any of its Subsidiaries. Crusader and SandRidge agree to execute and deliver or cause to be executed and delivered such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the Transactions in accordance with the terms and conditions of this Agreement and the Plan.

(b) In furtherance and not in limitation of the foregoing, SandRidge shall make or caused to be made an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the acquisition by one or more Second Lien Holders of the shares of SandRidge Stock pursuant to the Transaction Documents (if required) as promptly as practicable and in any event within 10 Business Days after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Crusader shall use commercially reasonable efforts to cooperate with SandRidge in the prosecution of such filing (if any) and shall furnish to SandRidge such necessary information and assist as SandRidge may reasonably require in connection with its preparation of any such filing; provided that all costs and expenses incurred by Crusader in assisting SandRidge (including fees and expenses of legal counsel) shall be paid by SandRidge (or, if paid by Crusader, reimbursed by SandRidge within five Business Days after Crusader’s request for reimbursement and provision of reasonable supporting documentation for such costs and expenses).

Section 7.02 Bankruptcy Proceedings.

(a) The Debtors shall file with the Bankruptcy Court (i) the Plan and a motion seeking approval of the Bid Protection Order not later than two Business Days after the date hereof and (ii) the Disclosure Statement and a motion seeking approval of the Disclosure Statement Order not later than eight Business Days after the date hereof. Crusader agrees that it will, and agrees to cause each of its Subsidiaries to, commence appropriate proceedings before the Bankruptcy Court and otherwise use all of their respective commercially reasonable efforts to obtain entry of the Bid Protection Order, the Disclosure Statement Order and the Confirmation Order, in each case prior to the applicable dates set forth in Article IX and any other order required to consummate the Plan and the Transactions as promptly as practicable, all of which orders, and any amendment or supplement to any of the foregoing, must be reasonably acceptable in form and substance to, and shall not be entered until consented to by, Crusader and SandRidge; provided that if, after the conclusion of the hearing to consider entry of any such order, the Bankruptcy Court makes any modifications to any proposed form of order which modification was not approved by Crusader and SandRidge prior to entry of such order, Crusader and SandRidge shall have five Business Days after the entry of such order to raise any objections to such modifications.

(b) Crusader agrees to provide SandRidge and its counsel with copies of all material motions, applications, supporting papers and notices prepared by any Debtor (including forms of orders and notices to interested parties) relating in any way to the Bid Protection Order, the Disclosure Statement, the Plan or otherwise relating to the Transactions prior to the filing of such documents and shall provide SandRidge, to the extent practicable, with a reasonable opportunity to review and comment on same. In addition, except as permitted under this Agreement or the Bid Protection Order, Crusader agrees to consult with SandRidge prior to taking any other action in or with respect to the Bankruptcy Cases that could reasonably be expected, individually or in the aggregate, to (i) be inconsistent with this Agreement, any Transaction Document or the Transactions, (ii) materially impair or materially delay the Closing, (iii) have an adverse effect on the Transactions, any Desired 365 Contracts, the Reorganized Debtors, SandRidge or its Subsidiaries, (iv) relate to the retention or compensation of any employees, or (v) result in any compromise or settlement of any Claim that would result in a payment by any Debtor or the Liquidating Trust of more than $100,000.

(c) SandRidge agrees to provide or cause to be provided to Crusader, at its request, all information concerning SandRidge and its controlled Affiliates and their respective assets and businesses as is required to be included in the Disclosure Statement to satisfy the requirements of Section 1125 of the Bankruptcy Code, the Bankruptcy Rules or any order of the Bankruptcy Court (all such information provided by SandRidge in writing expressly for use in the Disclosure Statement, including the information described on Schedule 7.02(c), the “SandRidge Disclosure Statement Information”).

(d) Except as permitted under this Agreement or the Bid Protection Order, Crusader agrees that it will not permit any provision of the Disclosure Statement, the Plan or any schedules or exhibits thereto or any other material document relating to the Disclosure Statement, the Plan or the Transactions to be amended, modified, supplemented, withdrawn or revoked in any manner that adversely affects the SandRidge Parties or the Reorganized Debtors or that materially impairs or materially delays the Closing except with the SandRidge Parties’ prior written consent.

(e) If entry of the Bid Protection Order, the Disclosure Statement Order or the Confirmation Order or any other orders of the Bankruptcy Court relating to the Transactions, the Disclosure Statement, the solicitation of acceptances of the Plan or confirmation of the Plan shall be appealed or otherwise challenged by any party (including by petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument), Crusader agrees to diligently oppose such appeal, challenge, petition or motion and to use all commercially reasonable efforts to obtain an expedited resolution of any such appeal, petition or motion.

(f) Crusader shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to maintain the exclusive periods pursuant to Section 1121(d) of the Bankruptcy Code during which the Debtors may file a plan or plans of reorganization and solicit acceptances thereof.

Section 7.03 Certain Filings. Crusader and SandRidge shall (and SandRidge shall cause Buyer to) cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the Transactions and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 7.04 Public Announcements. Each of Crusader and SandRidge agree that the consent (as to both form and content) of the other Party shall be obtained prior to issuing any press release or making any public statement with respect to this Agreement or the other Transaction Documents or the Transactions, except to the extent that such press release or other public announcement is required by Applicable Law. It is understood that SandRidge may file this Agreement and the other Transaction Documents with the SEC under cover of a Current Report on Form 8-K and Crusader may file this Agreement and the other Transaction Documents with the Bankruptcy Court upon execution of this Agreement and each Party will give the other Party a prior opportunity to review and comment on drafts of such filings. It is further understood that Crusader may make this Agreement and the other Transaction Documents available to Alternative Bidders as permitted by Section 5.02 and pursuant to the Bid Protection Order.

Section 7.05 Access to Information. From the date hereof until the Closing and subject to Applicable Law and the Confidentiality Agreement, Crusader and SandRidge shall (i) give to the other Party and its Representatives reasonable access during normal business hours to the offices, properties, books and records of such Party and its Subsidiaries (subject to the terms, conditions and restrictions of agreements related to such offices and properties and, with respect to Oil and Gas Interests with Third Parties acting as the operator, the consent of the operator), (ii)

furnish to the other Party and its Representatives such financial and operating data and other information available as of the date hereof or that becomes available at any time prior to the Closing Date as such Persons may reasonably request in connection with the Transactions and (iii) instruct its Representatives to cooperate with the other Party in its investigation; provided that in no event shall any Person be obligated to provide (A) any information the disclosure of which would cause the loss of any legal privilege available to any Person relating to such information or would cause any Person to breach a confidentiality obligation to which it is bound; provided that the applicable Person has used its reasonable efforts to protect the privilege or to obtain a waiver of the applicable contractual obligation, (B) in the case of Crusader, copies of bids, letters of intent, expressions of interest or other proposals received from other Persons prior to the Bid Deadline in connection with the Transactions or information and analyses relating to such communications, except to the extent required in Section 5.02 or the Bid Protection Order or (C) access for any invasive environmental testing of any property and no Party shall be entitled to conduct any invasive environmental testing at, on or under any property. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party. No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by any Party hereunder.

Section 7.06 Notices of Certain Events. Each of Crusader and SandRidge shall promptly notify the other of:

(a) any written notice or other communication received by it from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

(b) any written notice or other communication received by it from any Governmental Authority in connection with the Transactions;

(c) any Proceedings commenced or, in the case of Crusader, to Crusader’s Knowledge, or in the case of SandRidge, to its Knowledge, threatened against, relating to or involving or otherwise affecting any Debtor or SandRidge and any of its Subsidiaries, respectively, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the Transactions;

(d) in the case of Crusader, the damage or destruction by fire or other casualty of any material Oil and Gas Interests or in the event that any material Oil and Gas Interest becomes the subject of any Proceeding or, to Crusader’s Knowledge, threatened Proceeding for the taking thereof or any part thereof or of any right relating thereto by condemnation, eminent domain or other similar governmental action;

(e) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the conditions set forth in Section 8.02(a) and Section 8.03(a) not to be satisfied, in the case of the SandRidge Parties, to their Knowledge, or in the case of Crusader, to Crusader’s Knowledge; and

(f) any failure of that Party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder;

provided that the delivery of any notice pursuant to this Section 7.06 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

Section 7.07 Confidentiality. The Parties acknowledge that SandRidge and Crusader previously executed the Confidentiality Agreement. Notwithstanding anything to the contrary in the Confidentiality Agreement, to the extent of any conflict between the provisions of the Confidentiality Agreement and the terms hereof, the terms hereof shall prevail. The Parties acknowledge and understand that this Agreement will be filed with the Bankruptcy Court and may be made available by Debtors to Alternative Bidders as contemplated by the Bid Protection Order. The Parties agree that such disclosure shall not be deemed to violate any confidentiality obligations owing to any Party, whether pursuant to this Agreement, the Confidentiality Agreement or otherwise. Notwithstanding the foregoing, this Section 7.07 shall not in any way limit, to the extent required by Applicable Law, the disclosure of information by Debtors or their Affiliates in connection with the administration of the Bankruptcy Cases, pursuant to any provision of the Bankruptcy Code or any order of the Bankruptcy Court.

Section 7.08 Indemnification. SANDRIDGE SHALL PROTECT, DEFEND, INDEMNIFY AND HOLD EACH DEBTOR, EACH OF THEIR SUCCESSORS AND ALL OF THEIR RESPECTIVE MANAGERS, MEMBERS, PARTNERS, DIRECTORS, OFFICERS AND OWNERS HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS AND LOSSES (A) ARISING OUT OF OR RELATING TO OR OTHERWISE ASSOCIATED WITH ANY ACTUAL OR ALLEGED UNTRUE STATEMENT OR OMISSION MADE IN THE DISCLOSURE STATEMENT IN RELIANCE UPON AND IN CONFORMITY WITH THE SANDRIDGE DISCLOSURE STATEMENT INFORMATION AND (B) CAUSED DIRECTLY OR INDIRECTLY BY THE ACTS OR OMISSIONS OF SANDRIDGE, ANY OF SANDRIDGE’S SUBSIDIARIES OR ANY PERSON ACTING ON SANDRIDGE’S OR ITS SUBSIDIARIES’ BEHALF IN CONNECTION WITH ANY DUE DILIGENCE CONDUCTED PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING ANY SITE VISITS. SandRidge shall comply with all rules, regulations, policies and instructions reasonably required by Debtors, or any Third Person operator of any Oil and Gas Interests, which are provided to SandRidge regarding SandRidge’s actions while upon, entering or leaving any property, including any insurance requirements that Debtors may reasonably impose, or any such Third Person operator may impose, on contractors authorized to perform work on any property owned or operated by Debtors (or any such Third Person operator, as applicable).

Section 7.09 Audits and Other Tax Proceedings. The Liquidating Trust shall control the conduct of any audit, litigation or other administrative or judicial proceeding with respect to Taxes of the Debtors (each a “Tax Proceeding”) for any Crusader Tax Period. The Liquidating Trust and the SandRidge Parties shall jointly control the conduct of any Tax Proceeding for any Straddle Tax Period. The SandRidge Parties and Reorganized Crusader shall promptly provide the Liquidating Trust with notice regarding the commencement of any Tax Proceeding for any Crusader Tax Period or Straddle Tax Period and shall cooperate fully as and to the extent reasonably requested by the Liquidating Trust in connection therewith. None of the SandRidge Parties or Reorganized Crusader shall enter into any settlement or agreement of compromise with respect to any Tax Proceeding for any Crusader Tax Period or Straddle Tax Period without the prior written consent of the Liquidating Trust; provided, however that such approval may not be unreasonably withheld, conditioned or delayed.

Section 7.10 Preparation of Disclosure Statement. The Debtors shall prepare the Disclosure Statement, in a form reasonably acceptable to SandRidge and the Plan Proponents (as defined in the Plan), for approval by the Bankruptcy Court with respect to the solicitation of acceptances from the holders of such Claims as shall then be required or entitled by contract or Applicable Law to vote on the Plan. The Debtors shall file the Disclosure Statement with the Bankruptcy Court, furnish a copy of the Disclosure Statement to the SEC and respond to any comments of the SEC thereon with a view towards mailing the approved Disclosure Statement within seven calendar days after the entry by the Bankruptcy Court of the Disclosure Statement Order. SandRidge agrees to cooperate with the Debtors in preparing the Disclosure Statement and responding to any comments of the SEC thereon, including without limitation providing or causing to be provided to the Debtors all information as may be necessary to be included in the Disclosure Statement in order to respond to any comments of the SEC. Promptly upon the availability of the approved Disclosure Statement, the Debtors shall use their commercially reasonable efforts to cause to be solicited the votes or consents as required to confirm the Plan in accordance with the Bankruptcy Code.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.01 Conditions to Obligations of the SandRidge Parties and Crusader. The obligations of the SandRidge Parties and Crusader to consummate the Closing are subject to the satisfaction (or, in the case of clauses (d) and (e) and (e) of this Section 8.01, waiver by each) of each of the following conditions:

(a) Any applicable waiting period under the HSR Act relating to the Transactions shall have expired or been terminated.

(b) No Applicable Law shall prohibit the Transactions or the consummation of the Closing.

(c) All of the conditions to the effectiveness of the Plan shall have been satisfied such that the Plan shall have became effective or shall become effective simultaneously with the Closing.

(d) All actions by or in respect of or filings with any Governmental Authority required to permit the consummation of the Closing shall have been taken, made or obtained.

(e) No Proceeding instituted by any Governmental Authority shall be pending and no injunction, order, decree or judgment of any Governmental Authority of competent jurisdiction shall be in effect, in each case which seeks to or does, as applicable, prohibit, restrain or enjoin the consummation of the Plan or the Transactions; provided that the Party seeking to rely on this Section 8.01(e) as a basis not to consummate the Closing must have used all commercially reasonable efforts to cause such Proceeding to have been dismissed or resolved in favor of the Parties or to prevent the entry of such injunction, order, decree or judgment.

Section 8.02 Conditions to Obligation of the SandRidge Parties. The obligation of the SandRidge Parties to consummate the Closing is subject to the satisfaction (or waiver by SandRidge) of each of the following further conditions:

(a) (i) Crusader shall have performed in all material respects all of its covenants and other obligations hereunder required to be performed by it on or prior to the Closing Date, (ii) the representations and warranties of Crusader set forth in Article III of this Agreement shall be true and correct at and as of the Closing Date, as if made at and as of the Closing Date, other than those representations and warranties that are made as of a specific earlier date which representations need not be true and correct as of the Closing Date but must be true and correct as of such specific earlier date (except that, in each case, for purposes of this Section 8.02(a)(ii), in determining whether such representations and warranties are true and correct, all qualifications in such representations or warranties as to “material,” “in all material respects,” Material Adverse Effect or similar materiality qualifiers shall be disregarded) except: (A) for those failures to be true and correct that, individually or in the aggregate, do not constitute a Crusader Material Adverse Effect; (B) for changes therein specifically contemplated or permitted by this Agreement; and (C) that failure of any representation or warranty contained in Section 3.14(e) or Section 3.23 shall be disregarded for purposes of this Section 8.02(a) except to the extent of a knowing and intentional breach of such representation and warranty by Crusader and (iii) SandRidge shall have received a certificate signed by an executive officer of Crusader to the foregoing effect.

(b) The Bid Protection Order, the Disclosure Statement Order and the Confirmation Order shall have been entered by the Bankruptcy Court, each such order shall be in form and substance reasonably acceptable to SandRidge and each such order shall be a SandRidge Final Order and in full force and effect.

(c) The Bankruptcy Court shall have determined that the Plan is feasible in accordance with its terms.

(d) SandRidge shall have received all Post-Signing Financial Statements, except for Post-Signing Financial Statements described in Section 5.03(a)(iv) for any calendar month if the Closing Date occurs prior to 25 calendar days after the end of such month.

(e) If SandRidge shall have given Crusader a written request at least five days prior to Closing that any employees of any Debtor specified in such request shall cease to be employed by any Debtor effective at the Closing, each such specified employee shall have ceased to be employed by any Debtor.

(f) The Liquidating Trustee shall have executed and delivered the Liquidating Trust Agreement, and the Liquidating Trust Agreement shall be in full force and effect.

Section 8.03 Conditions to Obligation of Crusader. The obligation of Crusader to consummate the Closing is subject to the satisfaction (or waiver by Crusader) of the following further conditions:

(a) (i) the SandRidge Parties shall have performed in all material respects all of its covenants and obligations hereunder required to be performed by it at or prior to the

Closing Date, (ii) the representations and warranties of the SandRidge Parties contained in this Agreement and in any certificate or other writing delivered by the SandRidge Parties pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or SandRidge Material Adverse Effect, shall be true at and as of the Closing Date, as if made at and as of such date with only such exceptions as would not in the aggregate reasonably be expected to have, individually or in the aggregate, a SandRidge Material Adverse Effect and (iii) Crusader shall have received a certificate signed by an executive officer of SandRidge and Buyer to the foregoing effect.

(b) The Bid Protection Order, the Disclosure Statement Order and the Confirmation Order, together with any other order of the Bankruptcy Court required to consummate the Plan and the Transactions, shall have been entered by the Bankruptcy Court and each such order shall be a Crusader Final Order and in full force and effect.

(c) The shares of SandRidge Stock to be issued hereunder shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

ARTICLE IX

TERMINATION

Section 9.01 Grounds for Termination. Subject to the penultimate sentence of this Section 9.01, this Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Crusader and SandRidge;

(b) by either Crusader or SandRidge if the Closing and the effectiveness of the Plan shall not have been consummated on or before December 30, 2009 (the “End Date”);

(c) by either Crusader or SandRidge if there shall be any Applicable Law that makes consummation of the Transactions illegal or otherwise prohibited or if consummation of the Transactions would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction;

(d) by SandRidge if:

(i) the Bid Protection Order, substantially in the form attached hereto as Exhibit D, with such changes, if any, as shall be in form and substance reasonably acceptable to SandRidge, shall not have been entered before 30 days after the date hereof (subject to the proviso below);

(ii) the Bid Deadline shall be a date later than 30 days after the date the Bid Protection Order has been entered by the Bankruptcy Court;

(iii) the Disclosure Statement shall not have been approved by the Bankruptcy Court on or before October 30, 2009 (subject to the proviso below) or if the Disclosure Statement Order shall not have been entered by the Bankruptcy Court within seven days after such approval;

(iv) the Bankruptcy Court shall have approved any Alternative Transaction, Crusader shall have entered into any definitive agreement with respect to any Alternative Transaction which agreement has been approved by the Bankruptcy Court, or Crusader shall have determined that an Alternative Transaction is the Successful Bid at the Auction held in accordance with the Bid Protections Order but such Alternative Transaction shall not have been approved by the Bankruptcy Court within 30 days after such Auction;

(v) there shall have been an intentional and material breach by any Debtor or any of their respective Representatives of Section 5.02 or Section 7.01(b);

(vi) Crusader shall have breached any of its representations and warranties, or shall have failed to perform or comply with any of its covenants and agreements, contained in this Agreement such that the condition set forth in clauses (i) and (ii) of Section 8.02(a) shall not be satisfied, and SandRidge shall have given at least ten days written notice to Crusader to cure such breaches and failures but such condition remains unsatisfied; or

(vii) any condition set forth in Section 8.01 or Section 8.02 shall have become incapable of being satisfied by the End Date;

provided that each deadline set forth in clause (i) or (iii) of this Section 9.01(d) shall be subject to the Bankruptcy Court’s docket, and accordingly, (A) shall be deemed extended through the date of the hearing set by the Bankruptcy Court for consideration of the applicable pleading if, after using reasonable efforts, the Debtors are unable to obtain a docket setting for such hearing prior to such deadline, (B) shall be deemed extended through the date(s) of any continued hearing set by the Bankruptcy Court for consideration of such pleading if, after using reasonable efforts, the Debtors are unable to conclude such hearing(s) prior to such deadline and (C) shall be deemed extended as required to comply with any notice periods required under the Bankruptcy Code which, as a result of any extensions described under the foregoing clauses (A) and (B), cannot be complied with prior to such deadline;

(e) by Crusader if:

(i) the Bankruptcy Court shall have approved any Alternative Transaction, or Crusader shall have entered into any definitive agreement with respect to any Alternative Transaction which agreement has been approved by the Bankruptcy Court;

(ii) the SandRidge Parties shall have breached any of their respective representations or warranties or failed to perform or comply with any of their respective covenants or agreements contained in this Agreement such that the condition set forth in clauses (i) and (ii) of Section 8.03(a) shall not to be satisfied, and Crusader shall have given at least ten days written notice to the SandRidge Parties to cure such breaches and failures but such condition remains unsatisfied;

(iii) any condition set forth in Section 8.01 or Section 8.03 shall have become incapable of being satisfied by the End Date; or

(iv) SandRidge shall not have deposited the Escrow Amount with the Escrow Agent within one Business Day after the date of execution of this Agreement by all Parties; or

(f) by either Crusader or SandRidge if the Bankruptcy Court shall not have approved the substantive consolidation of the Debtors’ bankruptcy estates prior to the hearing held by the Bankruptcy Court to consider approval of the Disclosure Statement.

Notwithstanding the foregoing, SandRidge shall only be permitted to terminate this Agreement pursuant to clause (i) or (ii) of Section 9.01(d) within five Business Days after the date the Bid Protection Order has been entered by the Bankruptcy Court. Notwithstanding the foregoing, Crusader shall not be permitted to terminate this Agreement pursuant to this Section 9.01 if it is in breach of any of its representations and warranties or shall have failed to perform or comply with any of its covenants and agreements such that either (A) the condition to closing set forth in clauses (i) and (ii) of Section 8.02(a) shall not be satisfied or (B) such breach or failure to perform or comply by Crusader is the primary cause of the occurrence of any event giving Crusader a right to terminate this Agreement or the failure of the Closing to have occurred, and SandRidge shall not be permitted to terminate this Agreement pursuant to this Section 9.01 if the SandRidge Parties are in breach of any of their respective representations and warranties or shall have failed to perform or comply with any of their respective covenants and agreements such that either (A) the condition to closing set forth in clauses (i) and (ii) of Section 8.03(a) shall not be satisfied or (B) such breach or failure to perform or comply by the SandRidge Parties is the primary cause of the occurrence of any event giving SandRidge a right to terminate this Agreement or the failure of the Closing to have occurred. The Party desiring to terminate this Agreement pursuant to this Section 9.01 (other than pursuant to Section 9.01(a)) shall give written notice of such termination to the other Party.

Section 9.02 Effect of Termination. If this Agreement is terminated as permitted by Section 9.01, such termination shall be without liability of either Party (or any stockholder or Representative of such Party) to the other Party to this Agreement, except as provided in this Section 9.02 or Section 9.03; provided that if such termination shall result from any intentional breach by either Party of any of its representations or warranties or intentional failure to perform or comply with any of its covenants or agreements contained in this Agreement, such Party shall be fully liable for any and all liabilities and damages incurred or suffered by the other Party as a result of such failure. The provisions of Section 7.07 and Articles IX, X and XI shall survive any termination hereof pursuant to Section 9.01.

Section 9.03 Break-Up Fee.

(a) If (i) this Agreement is terminated by (A) Crusader pursuant to and in accordance with Section 9.01(b) and on or prior to February 1, 2010, the Bankruptcy Court shall have approved any Alternative Transaction or Crusader shall have entered into any definitive agreement with respect to any Alternative Transaction which agreement has been approved by the Bankruptcy Court, (B) SandRidge pursuant to and in accordance with Section 9.01(d)(iv) or (C) Crusader pursuant to and in accordance with Section 9.01(e)(i), (ii) the SandRidge Parties shall not have breached any of their respective representations or warranties or failed to perform or comply with any of their respective covenants or agreements contained in this Agreement such that the condition set forth in clauses (i) and (ii) of Section 8.03(a) shall not to be satisfied and (iii) any Debtor or Debtors consummate any Alternative Transaction at any time on or prior to the date that is 12 calendar months after the date of this Agreement, the Debtors shall pay to SandRidge a termination fee in the amount of $7,000,000 (the “Break-Up Fee”), which Break-Up Fee shall be payable upon consummation of such Alternative Transaction.

(b) Each Debtor acknowledges that the agreements contained in this Section 9.03 are an integral part of the Transactions and that, without these agreements, the SandRidge Parties would not enter into this Agreement.

(c) The SandRidge Parties agree that, upon any termination of this Agreement under circumstances where the Break-Up Fee is payable by the Debtors pursuant to this Section 9.03 and such Break-Up Fee is paid in full to SandRidge by the Debtors, the SandRidge Parties shall be precluded from any other remedy against the Debtors, at law or in equity or otherwise, and the SandRidge Parties shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Debtors or any of their respective Representatives, shareholders or Affiliates in connection with this Agreement or the Transactions and Debtors and their respective Representatives, shareholders and Affiliates shall be fully released and discharged from any liability or obligation under or resulting from this Agreement and the Transactions.

(d) The SandRidge Parties represent to Debtors that this Section 9.03 is a condition precedent to the SandRidge Parties’ execution of this Agreement and is necessary to ensure that the SandRidge Parties will continue to pursue its proposed acquisition of the Reorganized Crusader, and each Debtor acknowledges that the Break-Up Fee, if payable hereunder, (i) constitutes an actual and necessary cost and expense of preserving the Debtors’ estates, within the meaning of Section 503(b) of the Bankruptcy Code, (ii) is of substantial benefit to the Debtors’ estates, (iii) is reasonable and appropriate, including in light of the size and nature of the Transactions and the efforts that have been or will be expended by the SandRidge Parties, notwithstanding that the proposed Transactions are subject to higher or better offers, and (iv) was negotiated by the Parties at arm’s-length and in good faith.

(e) The Debtors’ obligation to pay the Break-Up Fee, as provided herein, shall (i) survive termination of this Agreement pursuant to Section 9.01(b) (in the event of a termination by Crusader), Section 9.01(d)(iv) or Section 9.01(e)(i), (ii) be paid, in cash, on the date of consummation of the first Alternative Transaction consummated by the Debtors or one Business Day thereafter, from the sale proceeds thereof or otherwise from the Debtors’ cash balances, and (iii) constitute an administrative expense Claim against any Debtor under Section 503(b) or 507(a)(2) of the Bankruptcy Code.

ARTICLE X

MISCELLANEOUS

Section 10.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to the SandRidge Parties, to:

SandRidge Energy, Inc.

123 Robert S. Kerr Avenue

Oklahoma City, Oklahoma 73102

Attention: General Counsel

Facsimile No.: (405) 429-5983

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: Nancy L. Sanborn

Facsimile No.: (212) 701-5800

if to Crusader, to:

Crusader Energy Group Inc.

c/o Blackhill Partners

2602 McKinney Avenue

Dallas, Texas 75204

Attention: James F. Latimer

Facsimile No.: (214) 382-3755

with a copy to:

Vinson & Elkins LLP

2001 Ross Avenue, Suite 3700

Dallas, Texas 75201

Attention: Rodney L. Moore

Facsimile No.: (214) 999-7781

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 10.02 Survival. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall terminate upon and not survive the Closing and there shall be no liability thereafter in respect thereof. Each of the covenants of the Parties hereto contained in this Agreement shall terminate upon the Closing except to the extent that performance under such covenant is to take place after Closing, in which case such covenant shall survive the Closing until the earlier of (i) performance of such covenant in accordance with this Agreement or, if time for performance of such covenant is specified in this Agreement,

60 days following the expiration of the time period for such performance and (ii) the expiration of applicable statute of limitations with respect to any claim for any failure to perform such covenant; provided that if a written notice of claim with respect to any covenant to be performed after Closing is given prior to the expiration of such covenant then such covenant shall survive until, but only for purposes of, the resolution of such claim by final, non-appealable judgment or settlement.

Section 10.03 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to Closing if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 10.04 Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

Section 10.05 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement, in whole or in part, by operation of law or otherwise, without the prior written consent of each other Party hereto, except that SandRidge may assign, delegate or otherwise transfer its rights and obligations, other than its obligations under Section 2.02(e)(i), under this Agreement, in whole or from time to time in part, to one or more of its Subsidiaries; provided that no such transfer or assignment will release SandRidge of its obligations hereunder or enlarge, alter or change any obligation of any Debtor to SandRidge.

Section 10.06 Governing Law. THE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

Section 10.07 Jurisdiction. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement and the Ancillary Agreements, exclusively in (a) the Bankruptcy Court so long as the Bankruptcy Cases remain open and (b) after the close of the Bankruptcy Cases or in the event that the Bankruptcy Court determines that it does not have jurisdiction, the United States District Court for the Northern District of Texas or any Texas State court sitting in Dallas (together with the Bankruptcy Court, the “Chosen Courts”), and solely in connection with claims arising under this Agreement or any other Transaction Document or the Transactions (i) irrevocably submits to the exclusive jurisdiction of the Chosen

Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 10.01. Crusader irrevocably designates The Corporation Trust Company as its agent and attorney-in-fact for the acceptance of service of process and making an appearance on its behalf in any such claim or proceeding and for the taking of all such acts as may be necessary or appropriate in order to confer jurisdiction over it before the Chosen Courts and Crusader stipulates that such consent and appointment is irrevocable and coupled with an interest. The SandRidge Parties irrevocably designate The Corporation Trust Company as their agent and attorney-in-fact for the acceptance of service of process and making an appearance on its behalf in any such claim or proceeding and for the taking of all such acts as may be necessary or appropriate in order to confer jurisdiction over it before the Chosen Courts and the SandRidge Parties stipulate that such consent and appointment is irrevocable and coupled with an interest.

Section 10.08 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.09 Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 10.10 Entire Agreement. This Agreement, the Confidentiality Agreement, the Escrow Agreement and the other Transaction Documents constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

Section 10.11 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated; and in lieu of each such invalid, void or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such invalid, void or unenforceable provision as may be valid, binding and enforceable.

Section 10.12 Specific Performance. The Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement (without posting any bond or other undertaking) or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the Northern District of Texas or any Texas State court sitting in Dallas, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.13 Certain Acknowledgements and Limitations.

(a) The SandRidge Parties confirm, acknowledge and agree that they have had access to and have inspected the books, records and assets of Debtors to the extent that they wish to do so prior to the execution of this Agreement and that the SandRidge Parties are relying entirely upon their own investigations and inspections of the books, records and assets of Debtors prior to the execution of this Agreement in entering into this Agreement and proceeding with the Transactions on the terms as set forth herein. The SandRidge Parties acknowledge and agree that any description of the Debtors, their businesses, operations and assets (including the Oil and Gas Interests) in this Agreement, the Disclosure Schedules or any other Transaction Document is for the sole purpose of identification only and no representation, warranty or condition is or will be given by Debtors in respect of the accuracy of any description. The SandRidge Parties have reviewed and have had access to all documents, records and information which they have desired to review prior to the execution of this Agreement, and have had the opportunity to ask questions, and have received sufficient answers, in connection with its decision to enter into this Agreement, and to consummate the Transactions. In deciding to enter into this Agreement, and to consummate the Transactions, other than the express representations and warranties of Crusader set forth in Article III, the SandRidge Parties have relied solely upon their own knowledge, investigation, judgment and analysis and not on any disclosure or representation made by, or any duty to disclose on the part of, Debtors or Debtors’ Representatives.

(b) Any and all duties and obligations which any Party may have to any other Party with respect to or in connection with this Agreement, the other Transaction Documents or the Transactions are limited to those specifically set forth in this Agreement and the other Transaction Documents. Neither the duties nor obligations of any Party, nor the rights of any Party, shall be expanded beyond the terms of this Agreement and the other Transaction Documents on the basis of any legal or equitable principle or on any other basis whatsoever. Neither any equitable or legal principle nor any implied obligation of good faith or fair dealing nor any other matter requires any Party to incur, suffer or perform any act, condition or obligation contrary to the terms of this Agreement and the other Transaction Documents, whether or not existing and whether foreseeable or unforeseeable. Each of the Parties acknowledges that it would be unfair, and that it does not intend, to increase any of the obligations of the other Party on the basis of any implied obligation or otherwise.

(c) EACH OF THE SANDRIDGE PARTIES AND DEBTORS AGREE THAT, (A) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY CRUSADER THAT ARE EXPRESSLY SET FORTH IN ARTICLE III OF THIS AGREEMENT, NEITHER DEBTORS NOR ANY OF THEIR AFFILIATES OR REPRESENTATIVES HAVE MADE AND SHALL NOT BE DEEMED TO HAVE MADE TO THE SANDRIDGE PARTIES OR TO ANY OF THEIR REPRESENTATIVES

ANY REPRESENTATION OR WARRANTY OF ANY KIND, AND (B) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY THE SANDRIDGE PARTIES THAT ARE EXPRESSLY SET FORTH IN ARTICLE IV AND SECTION 9.03(d) OF THIS AGREEMENT, NEITHER THE SANDRIDGE PARTIES NOR ANY OF THEIR AFFILIATES OR REPRESENTATIVES HAVE MADE AND SHALL NOT BE DEEMED TO HAVE MADE TO DEBTORS OR TO ANY OF THEIR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OF ANY KIND. NO PERSON HAS BEEN AUTHORIZED BY DEBTORS TO MAKE ANY REPRESENTATION OR WARRANTY RELATING TO DEBTORS OR THEIR BUSINESS OR OPERATIONS OR THE ASSETS, OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS AND, IF MADE, SUCH REPRESENTATION OR WARRANTY MAY NOT BE RELIED UPON. NO PERSON HAS BEEN AUTHORIZED BY THE SANDRIDGE PARTIES TO MAKE ANY REPRESENTATION OR WARRANTY RELATING TO THE SANDRIDGE PARTIES OR THEIR BUSINESSES OR OPERATIONS, OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS AND, IF MADE, SUCH REPRESENTATION OR WARRANTY MAY NOT BE RELIED UPON. SANDRIDGE FURTHER AGREES THAT NO DEBTORS SHALL HAVE OR BE SUBJECT TO ANY LIABILITY TO SANDRIDGE OR ANY OTHER PERSON OR ENTITY RESULTING FROM THE DISTRIBUTION TO SANDRIDGE, OR THEIR RESPECTIVE USE, OF ANY SUCH INFORMATION.

(d) EXCEPT TO THE EXTENT CONTEMPLATED BY THE DEFINITION AND USE OF THE TERM LITIGATION DAMAGES, UNDER NO CIRCUMSTANCES SHALL ANY PARTY TO THIS AGREEMENT BE LIABLE FOR ANY SPECIAL, EXEMPLARY, PUNITIVE, REMOTE, SPECULATIVE, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LIABILITIES ARISING OUT OF ANY ACTUAL, ALLEGED OR INTENTIONAL BREACH OF THIS AGREEMENT, INCLUDING LOSS OF REVENUE OR INCOME, DAMAGES BASED ON ANY MULTIPLIER OF PROFITS OR OTHER VALUATION METRIC, COST OF CAPITAL, DIMINUTION OF VALUE OR LOSS OF BUSINESS REPUTATION OR OPPORTUNITY, AND NO CLAIM SHALL BE MADE OR AWARDED AGAINST ANY PARTY TO THIS AGREEMENT THEREFOR.

Section 10.14 Disclosure Schedules. All references to Schedules in Article III of this Agreement refer to Schedules contained in the Disclosure Schedule. The information in the Disclosure Schedule constitutes exceptions, qualifications and/or supplements to particular representations or warranties of Crusader as set forth in this Agreement. The Disclosure Schedule shall not be construed as indicating that any disclosed information is required to be disclosed, and no disclosure shall be construed as an admission that such information is material to, outside the ordinary course of business of, or required to be disclosed by, Crusader or constitutes a Crusader Material Adverse Effect. Capitalized terms used in the Disclosure Schedule that are not defined therein and are defined in this Agreement shall have the meanings given to them in this Agreement. The captions contained in the Disclosure Schedule are for the convenience of reference only, and shall not be deemed to modify or influence the interpretation of the information contained in the Disclosure Schedules or this Agreement. The statements in each Schedule of the Disclosure Schedule qualify and relate to the corresponding provisions in the Sections of this Agreement to which they expressly refer and to each other provision in this

Agreement to which the applicability of a statement or disclosure in a particular Schedule of the Disclosure Schedule is reasonably apparent on its face.

ARTICLE XI

PURCHASE PRICE DEPOSIT

Section 11.01 Escrow Deposit. No later than one Business Day after the execution of this Agreement by all Parties, SandRidge shall deposit with Wells Fargo Bank, National Association, in its capacity as escrow agent (the “Escrow Agent”) pursuant to the Escrow Agreement, seven million dollars ($7,000,000) in cash or other form of immediately available U.S. funds (the “Escrow Amount”; the Escrow Amount together with any and all interest and other earnings thereon while held by the Escrow Agent, the “Escrow Funds”), which Escrow Funds shall be held, invested and released by the Escrow Agent in accordance with the provisions of the Escrow Agreement and this Article XI.

Section 11.02 Distribution of Escrow Funds. Subject to the provisions of the Escrow Agreement, the Escrow Funds shall be distributed as follows:

(a) if (i) this Agreement is terminated prior to Closing by Crusader pursuant to Section 9.01(e)(ii) and Crusader is permitted to so terminate this Agreement notwithstanding the last paragraph of Section 9.01 or (ii) the conditions to the obligations of the SandRidge Parties to consummate the Closing set forth in Section 8.01 and Section 8.02 shall have been satisfied or waived by the SandRidge Parties but the SandRidge Parties shall have failed to perform their obligations under Section 2.01 or Section 2.02 for more than two Business Days after notice thereof by Crusader, then the Escrow Amount shall be delivered to Crusader and all interest or earnings thereon shall be delivered to SandRidge (subject to deduction for any amounts payable by Crusader or SandRidge, as applicable, to the Escrow Agent under the Escrow Agreement); or

(b) if the Closing shall occur or if this Agreement is terminated prior to Closing for any reason other than as stated in Section 11.02(a), the Escrow Funds shall be delivered to SandRidge (subject to deduction for any amounts payable by SandRidge to the Escrow Agent under the Escrow Agreement).

Section 11.03 Disbursement Directions. When any Party becomes entitled to any distribution of all or any portion of the Escrow Funds pursuant to this Agreement, SandRidge and Crusader shall promptly execute and deliver to the Escrow Agent joint written instructions setting forth the amounts to be paid to such Party from the Escrow Funds in accordance with Section 11.02 (a “Joint Direction”). Each of SandRidge and Crusader agree to confer as promptly as practicable and to use its reasonable best efforts to reach agreement as to the calculation of and entitlement to such amounts. In furtherance and not in limitation of the foregoing:

(a) SandRidge and Crusader agree jointly to instruct the Escrow Agent in writing within two (2) Business Days after any termination of this Agreement or prior to Closing to distribute the Escrow Funds in accordance with Section 11.02(a) or Section 11.02(b), as applicable; and

(b) if Crusader or SandRidge shall fail to execute and deliver a Joint Direction, either Crusader or SandRidge, as applicable, shall be entitled to receive distributions from the Escrow Funds from the Escrow Agent promptly upon delivery to the Escrow Agent of a written instruction, order or judgment (setting forth the amounts to be paid to such Party pursuant to Section 11.02) issued or entered by (A) the Bankruptcy Court, if the Bankruptcy Cases remain open or the Bankruptcy Court then has jurisdiction to enter such instruction, order or judgment or (B) if the Bankruptcy Cases have been closed and the Bankruptcy Court no longer has such jurisdiction, a court of competent jurisdiction.

Section 11.04 Joint and Several Indemnity to be Shared Equally. If any “Indemnified Party” (as defined in the Escrow Agreement) seeks indemnification from SandRidge or Crusader, as the case may be (the “Indemnifying Party”) under Section 6 of the Escrow Agreement with respect to more than 50% of the amounts that SandRidge and Crusader have jointly and severally indemnified thereunder, Crusader or SandRidge, as applicable, shall reimburse the Indemnifying Party or otherwise contribute to the amount paid or payable by the Indemnifying Party with respect to such claim for indemnification, as well as 50% of the amount of any legal or other expenses reasonably incurred by the Indemnifying Party in connection with investigating or defending such claim, so as to ensure that SandRidge shall be responsible for 50% and Crusader shall be responsible for 50% of such indemnification obligations. The Debtors’ obligations under this Section 11.04 constitute an administrative expense Claim against any Debtor under Section 503(b) or 507(a)(2) of the Bankruptcy Code.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SANDRIDGE ENERGY, INC.

By:	/s/ Tom L. Ward
Name:	Tom L. Ward
Title:	CEO

SANDRIDGE EXPLORATION AND PRODUCTION, LLC

By:	/s/ Tom L. Ward
Name:	Tom L. Ward
Title:	CEO

CRUSADER ENERGY GROUP INC.

By:	/s/ James R. Latimer, III
Name:	James R. Latimer, III
Title:	Chief Restructuring Officer

CRUSADER ENERGY GROUP, LLC

By:	/s/ James R. Latimer, III
Name:	James R. Latimer, III
Title:	Chief Restructuring Officer

SIGNATURE PAGE TO

STOCK PURCHASE AGREEMENT

HAWK ENERGY FUND I, LLC

By:	/s/ James R. Latimer, III
Name:	James R. Latimer, III
Title:	Chief Restructuring Officer

KNIGHT ENERGY GROUP, LLC

By:	/s/ James R. Latimer, III
Name:	James R. Latimer, III
Title:	Chief Restructuring Officer

KNIGHT ENERGY GROUP II, LLC

By:	/s/ James R. Latimer, III
Name:	James R. Latimer, III
Title:	Chief Restructuring Officer

KNIGHT ENERGY MANAGEMENT, LLC

By:	/s/ James R. Latimer, III
Name:	James R. Latimer, III
Title:	Chief Restructuring Officer

RCH UPLAND ACQUISITION, LLC

By:	/s/ James R. Latimer, III
Name:	James R. Latimer, III
Title:	Chief Restructuring Officer

SIGNATURE PAGE TO

STOCK PURCHASE AGREEMENT

CRUSADER MANAGEMENT CORPORATION

By:	/s/ James R. Latimer, III
Name:	James R. Latimer, III
Title:	Chief Restructuring Officer

SIGNATURE PAGE TO

STOCK PURCHASE AGREEMENT